                           FIRST AMENDED AND RESTATED
                                 LOAN AGREEMENT

                                   DATED AS OF
                                JANUARY 31, 1997



                                      among



                                SAFETY 1ST, INC.,
                                            AS BORROWER,


                THE LENDERS LISTED ON THE SIGNATURE PAGES HEREOF,
                                            AS BANKS,

                                       and


                       GOLDMAN SACHS CREDIT PARTNERS L.P.,
                                            AS AGENT

                                TABLE OF CONTENTS
                                -----------------



                                                                           Page
                                                                           ----


SECTION 1. DEFINITIONS.....................................................  2

SECTION 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS...................... 16
     2.1   Revolving Loans................................................. 16
     2.2   Letters of Credit............................................... 20
     2.3   Interest and Fees............................................... 23
     2.4   Repayments, Prepayments and Reductions in Revolving Loan
           Commitments; General Provisions Regarding Payments.............. 26
     2.5   Use of Proceeds................................................. 30

SECTION 3. REPRESENTATION AND WARRANTIES................................... 30
     3.1   Organization and Qualification.................................. 30
     3.2   Corporate Authority............................................. 31
     3.3   Valid Obligations............................................... 31
     3.4   Approvals....................................................... 31
     3.5   Title to Properties; Absence of Liens........................... 31
     3.6   Compliance...................................................... 32
     3.7   Financial Statements............................................ 32
     3.8   Solvency........................................................ 33
     3.9   Events of Default; Adverse Changes.............................. 33
     3.10  Taxes........................................................... 33
     3.11  Litigation...................................................... 33
     3.12  Subsidiaries.................................................... 34
     3.13  Restrictions on the Borrower or Subsidiaries.................... 34
     3.14  ERISA........................................................... 34
     3.15  Environmental and Regulatory Compliance......................... 34
     3.16  Labor Relations................................................. 35
     3.17  Places of Business.............................................. 35
     3.18  Legal Name...................................................... 36
     3.19  Existing Loans.................................................. 36
     3.20  Governmental Regulation......................................... 36
     3.21  Securities Activities........................................... 36

SECTION 4. CONDITIONS...................................................... 36
     4.1   Conditions to Effectiveness..................................... 36
     4.2   Conditions to Each Revolving Loan and Letter of Credit.......... 39

                                TABLE OF CONTENTS
                                -----------------
                                    (cont'd)
                                                                           Page
                                                                           ----


SECTION 5. COVENANTS....................................................... 40
     5.1   Financial Reporting............................................. 40
     5.2   Conduct of Business............................................. 43
     5.3   Maintenance and Insurance....................................... 44
     5.4   Taxes........................................................... 44
     5.5   Limitation of Indebtedness...................................... 44
     5.6   Guaranties...................................................... 44
     5.7   Restrictions on Encumbrances.................................... 45
     5.8   Corporate Existence; Fundamental Changes........................ 45
     5.9   Investments and Loans........................................... 46
     5.10  Maximum Capital Expenditures.................................... 46
     5.11  Restricted Payments............................................. 47
     5.12  ERISA Compliance................................................ 47
     5.13  Notification of Default......................................... 48
     5.14  Notification of Material Litigation............................. 48
     5.15  Notification of Material Adverse Change......................... 48
     5.16  Inspection by the Agent and the Banks........................... 48
     5.17  Maintenance of Books and Records................................ 48
     5.18  Transactions with Affiliates.................................... 49
     5.19  Environmental Regulations....................................... 49
     5.20  Fiscal Year..................................................... 50
     5.21  Minimum Consolidated Net Worth.................................. 50
     5.22  Minimum Consolidated EBITDA..................................... 50
     5.23  Minimum Interest Coverage Ratio................................. 51
     5.24  Cash Flow from Accounts Payable and Inventory................... 51
     5.25  Minimum Accounts Payable........................................ 52
     5.26  Inventory Bulk Sales............................................ 53
     5.27  Loss or Depreciation of Collateral.............................. 53
     5.28  Disposition of Collateral....................................... 53
     5.29  Ownership of Subsidiaries....................................... 53
     5.30  Amendment of Certain Documents.................................. 53
     5.31  Cash Management System.......................................... 54
     5.32  Interest Rate Agreements........................................ 54
     5.33  Lerner Trust ................................................... 54
     5.34  Post-Closing Covenants ......................................... 54

                                TABLE OF CONTENTS
                                -----------------
                                    (cont'd)
                                                                           Page
                                                                           ----


SECTION 6. EVENTS OF DEFAULT; ACCELERATION................................. 55
     6.1   Events of Default............................................... 55
     6.2   Acceleration; Remedies.......................................... 57

SECTION 7. SET OFF; PARTICIPATIONS; ADDITIONAL ASSURANCES.................. 58
     7.1   Set Off......................................................... 58
     7.2   Reliance by Participants........................................ 58
     7.3   Set Off by Participants......................................... 58
     7.4   Further Assurances Regarding Proceeds........................... 58
     7.5   Notification to Account Debtors................................. 59
     7.6   Appointment as Attorney-in-Fact................................. 59
     7.7   Consignment..................................................... 60
     7.8   Accounts from Governmental Authorities.......................... 60
     7.9   Rental of Premises to the Agent................................. 60
     7.10  Further Assurances.............................................. 60
     7.11  Certain Covenants Regarding Inventory........................... 61
     7.12  Grant of License................................................ 61

SECTION 8. CONCERNING THE AGENT AND THE BANKS.............................. 61
     8.1   Appointment and Authorization................................... 61
     8.2   Agent and Affiliates............................................ 61
     8.3   Future Advances................................................. 62
     8.4   Delinquent Bank................................................. 62
     8.5   Ratable Sharing................................................. 62
     8.6   Action by Agent................................................. 63
     8.7   Notification of Defaults and Events of Default.................. 63
     8.8   Consultation with Experts....................................... 63
     8.9   Liability of Agent.............................................. 64
     8.10  Indemnification................................................. 64
     8.11  Independent Credit Decision..................................... 65
     8.12  Successor Agent................................................. 65
     8.13  Assignments..................................................... 65

SECTION 9. GENERAL......................................................... 66
     9.1   Limitation of Obligations of Safety Europe...................... 66
     9.2   Written Notices................................................. 66
     9.3   No Waivers...................................................... 66
     9.4   Further Assurances.............................................. 67
     9.5   Applicable Law.................................................. 67
     9.6   Consent to Jurisdiction and Service of Process.................. 67
     9.7   Expenses, Taxes and Indemnification............................. 68

                                TABLE OF CONTENTS
                                -----------------
                                    (cont'd)
                                                                           Page
                                                                           ----


     9.8   Amendments, Waivers, Etc........................................ 70
     9.9   Binding Effect of Agreement..................................... 70
     9.10  Other Transactions Among Banks and Loan Parties................. 71
     9.11  Entire Agreement................................................ 71
     9.12  WAIVER OF A JURY TRIAL.......................................... 71
     9.13  Captions........................................................ 71
     9.14  Counterparts.................................................... 72
     9.15  Severability.................................................... 72

                                TABLE OF CONTENTS
                                -----------------
                                    (cont'd)


                                    EXHIBITS

I        Form of Revolving Note
II       Form of Term Note
III      Form of Notice of Borrowing
IV       Form of Covenant Compliance Certificate
V        Form of Borrowing Base Certificate
VI       Form of Safety (Europe) Guaranty
VII      Form of Canadian Subsidiary Guaranty
VIII     Form of Safety International Guaranty
IX       Form of First Amended and Restated Lerner Pledge Agreement
X        Form of Lerner Trust Security Agreement

                                    SCHEDULES

1.1      Obsolete Inventory
2.1      Banks' Commitments and Commitment Percentages
3.1      Jurisdictions
3.2      Ownership of Borrower Stock
3.5      Permitted Encumbrances
3.6      Certain Defaults
3.7      Certain Obligations
3.11     Litigation
3.12     Subsidiaries
3.15     Real Property
3.16     Labor Matters
3.17     Places of Business
3.18     Fictitious Business Names
5.5      Indebtedness
5.6      Contingent Obligations
5.9(ii)  Investments
5.31     Deposit Accounts

                    FIRST AMENDED AND RESTATED LOAN AGREEMENT


     This FIRST AMENDED AND RESTATED LOAN AGREEMENT is made as of January 31, 1997 among SAFETY 1ST, INC., a Massachusetts corporation having its principal place of business and chief executive office at 210 Boylston Street, Chestnut Hill, Massachusetts 02167 (the "BORROWER"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "BANK" and collectively as the "BANKS") and GOLDMAN SACHS CREDIT PARTNERS L.P. ("GSCP"), as agent for the Banks (in such capacity, "AGENT").


                                 R E C I T A L S

     WHEREAS, the Borrower and its Subsidiaries entered into that certain Loan Agreement dated as of March 28, 1996 with the lenders party thereto ("PRIOR LENDERS") and Fleet National Bank, as agent for the Prior Lenders (in such capacity, the "PRIOR AGENT"), as amended by that certain Amendment to Loan Agreement dated April 19, 1996, that certain Amendment to Loan Agreement dated May 10, 1996, that certain Third Amendment to Loan Agreement dated as of October 18, 1996, that certain Fourth Amendment to Loan Agreement dated as of November 29, 1996 and that certain Fifth Amendment to Loan Agreement dated as of December 6, 1996 (as so amended, the "EXISTING LOAN AGREEMENT");

     WHEREAS, pursuant to that certain Assignment Agreement, dated as of January 31, 1997 and by and between GSCP, as buyer, and Fleet National Bank, The First National Bank of Boston and USTrust, as seller, and subject to the terms thereof, GSCP acquired the rights and obligations of the Prior Lenders under the Existing Loan Agreement and the Loan Documents (as defined in the existing Loan Agreement);

     WHEREAS, the Borrower, the Banks and the Agent desire to amend and restate the Existing Loan Agreement as provided herein;

     WHEREAS, the Subsidiaries of the Borrower (i) were borrowers under the Existing Loan Agreement, (ii) received proceeds of certain of the loans under the Existing Loan Agreement and (iii) will receive proceeds of certain of the loans hereunder;

     WHEREAS, the Subsidiaries of the Borrower desire to guaranty all of the obligations of the Borrower hereunder;

     WHEREAS, the Borrower desires to secure all of the Obligations (as hereinafter defined), and each Subsidiary of the Borrower desires to secure its respective obligations under Subsidiary Guaranty (as hereinafter defined), by granting to the Agent, for the benefit of the Agent and the Banks, (i) a first priority Lien on substantially all of their respective real and personal property and (ii) a first priority pledge of all of the capital stock of their respective direct Subsidiaries;

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the Banks and the Agent agree as follows:

     SECTION 1. DEFINITIONS.
                -----------

     1.1 As used herein, the following terms shall have the following meanings:

     "ACCOUNT" and "ACCOUNT RECEIVABLE" include all rights to payment for goods sold or leased or for services rendered, all sums of money or other proceeds due or becoming due thereon, all instruments pertaining thereto, all guaranties and security therefor, and all rights pertaining to goods giving rise to such rights to payment, including the right of stoppage in transit and all related insurance.

     "AFFILIATE" shall mean, with reference to any Person, (i) any director or officer, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding five (5%) percent or more of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person and (iv) any other Person more than five (5%) percent of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person.

     "AGENT" has the meaning assigned to that term in the introduction to this Agreement.

     "AGREEMENT" means this First Amended and Restated Loan Agreement dated as of January 31, 1997, as it may be amended, restated, supplemented or otherwise modified from time to time.

     "APPLICABLE MARGIN" means (i) for the period from the Effective Date to but excluding the date that is six months after the Effective Date, 2.65%, (ii) for the period from the date that is six months after the Effective Date to but excluding the date that is nine months after the Effective Date, 3.65%, (iii) for the period from the date that is nine months after the Effective Date to but excluding the date that is twelve months after the Effective Date, 4.65% and
(iv) thereafter, 5.65%.

     "ASSET SALE" means the sale (including in any sale-leaseback transaction) by the Borrower or any of its Subsidiaries to any Person (other than the Borrower or any of its wholly owned Subsidiaries) of (i) any of the stock of any of the Borrower's Subsidiaries, (ii) all or substantially all of the assets of any division or line of business of the Borrower or any of its Subsidiaries, or
(iii) any other assets other than (a) sales of assets in the ordinary course of business, (b) sales of obsolete equipment, and (c) sales of obsolete Inventory existing on the Effective Date and set forth on SCHEDULE 1.1 annexed hereto; PROVIDED that in no event shall a sale of all or any portion of the receivables of the Borrower or any of its Subsidiaries be deemed a sale of assets in the ordinary course of business.

     "AVERAGE UNUSED COMMITMENT" for any period of time shall mean the daily average difference between the aggregate amount of the Revolving Loan Commitments and the Total Utilization of Revolving Loan Commitments during such period.

     "BANKS" shall means the persons identified as "BANKS" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to Section 8.13; PROVIDED that the term "BANKS", when used in the context of a particular Commitment, shall mean Banks having that Commitment.

     "BASE ACCOUNTS" shall mean Accounts Receivable of the Borrower as to which the Agent has a valid and perfected first-priority security interest and the Borrower has furnished to the Agent information as provided by Section 5.1 hereof, and such Accounts Receivable have not been determined by the Agent in its reasonable discretion to be not eligible for inclusion in the Borrowing Base. If and when a Base Account exists by virtue of constituting proceeds of Base Inventory, the Inventory giving rise to the Base Account automatically loses its status as Base Inventory.

     "BASE INVENTORY" shall mean Inventory as to which the Borrower has acquired title, the Agent has acquired a valid and perfected first-priority security interest and the Borrower has furnished to the Agent information as provided by
Section 5.1 hereof, and such Inventory has not been determined by the Agent in its reasonable discretion to be not eligible for inclusion in the Borrowing Base. Inventory immediately loses the status of Base Inventory if and when (i) the Borrower sells it, otherwise passes title thereto or consumes it or (ii) the Agent releases or transfers its security interest therein.

     "BASE RATE" means, at any time, the higher of (i) the Prime Rate and (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

     "BORROWER PATENT AGREEMENT" means that certain Collateral Assignment of Patents dated as of March 28, 1996, by and between the Borrower and the Agent (as successor to the Prior Agent), as amended by that certain First Amendment to Collateral Assignment of Patents dated as of the date hereof and as such agreement may be further amended, restated, supplemented or otherwise modified from time to time.

     "BORROWER SECURITY AGREEMENT" means that certain Security Agreement (All Asset) dated as of March 28, 1996, by and between the Borrower and the Agent (as successor to the Prior Agent), as amended by that certain First Amendment to Security Agreement (All Asset) dated as of the date hereof and as such agreement may be further amended, restated, supplemented or otherwise modified from time to time.

     "BORROWER TRADEMARK AGREEMENT" means that certain Collateral Assignment of Trademarks dated as of March 28, 1996, by and between the Borrower and the Agent (as successor to the Prior Agent), as amended by that certain First Amendment to Collateral Assignment of Trademarks dated as of the date hereof and as such agreement may be further amended, restated, supplemented or otherwise modified from time to time.

     "BORROWER'S ACCOUNTANTS" shall mean independent certified public accountants acceptable to the Borrower and the Agent. The Borrower and the Agent agree that Grant Thornton is an acceptable accountant for the Borrower until such time as notice that such firm is not acceptable is sent to the Borrower by the Agent.

     "BORROWING BASE" shall mean an amount equal to the sum of: (i) 80% of the Net Outstanding Amount of Base Accounts attributable to Domestic Accounts Receivable and Foreign Accounts Receivable PLUS (ii) (a) the lesser of (I) $11,000,000.00 or (II) 50% of the sum of Net Security Value of Base Inventory plus Letters of Credit (other than standby letters of credit), less (b) the inventory reserve reflected on the books and records of the Borrower.

     "BORROWING BASE CERTIFICATE" has the meaning assigned that term in Section 5.1(g).

     "BUSINESS DAY" means, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of a substantial part of their commercial banking business.

     "CANADIAN SUBSIDIARY GUARANTY" means that certain Canadian Subsidiary Guaranty by Safety Canada and Orleans, dated as of the date hereof and substantially in the form of EXHIBIT VII annexed hereto, as such Canadian Subsidiary Guaranty may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

     "CAPITAL EXPENDITURES" shall mean any expenditure for fixed assets, leasehold improvements, installment purchases of machinery and equipment, acquisitions of real estate and other similar expenditures including without limitation any mold deposits, in each case to the extent reflected on the statement of cash flows of the Borrower in accordance with GAAP.

     "CASH PROCEEDS" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     "COLLATERAL" means: all Accounts Receivable, Inventory, Machinery and Equipment, fixtures, and all other goods, general intangibles, documents, instruments and chattel paper, and all other tangible and intangible personal property of the Loan Parties or another Person, now owned or hereafter acquired which is designated as Collateral or in which the Agent is granted a security interest to secure of any of the Obligations pursuant to any agreement supplemental or ancillary hereto or otherwise, including, without limitation, the Security Agreements and the Guaranty, whether or not any such agreement makes reference to this Agreement or to the Obligations of the Loan Parties hereunder.

     "COMMITMENTS" means the commitments of the Banks to make and maintain Loans as provided in Section 2.1.1.

     "COMMITMENT PERCENTAGE" means (i) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loan of any Bank, the percentage obtained by DIVIDING (x) the Term Loan Exposure of that Bank by (y) the aggregate Term Loan Exposure of all Banks and (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or Revolving Loans of any Bank or any Letter of Credit issued by any Bank or any participations purchased by any Bank therein, the percentage obtained by DIVIDING (x) the Revolving Loan Exposure of that Bank by
(y) the aggregate Revolving Loan Exposure of all Banks and (iii) for all other purposes with respect to each Bank, the percentage obtained by DIVIDING (x) the sum of the Term Loan Exposure of that Bank PLUS the Revolving Loan Exposure of that Bank by (y) the sum of the aggregate Term Loan Exposure of all Banks PLUS the aggregate Revolving Loan Exposure of all Banks; in any such case as the applicable percentage may be adjusted by assignments permitted hereunder. The initial Commitment Percentage of each Bank for purposes of each of clauses (i),
(ii) and (iii) of the preceding sentence is set forth opposite the name of that Bank in SCHEDULE 2.1 annexed hereto.

     "CONSOLIDATED NET WORTH" shall mean the amount which is equal to the consolidated net worth of the Borrower and its Subsidiaries, computed in accordance with GAAP with inventory and cost of goods sold determined on a "first in, first out" basis.

     "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under interest rate agreement.

     "CONTRA CUSTOMER" shall mean any customer or other Person with whom any Loan Party has a contract and with respect to whom there is an Account Receivable included in Base Accounts.

     "CONTRAS" shall mean any amount which any Contra Customer may claim or assert as an offset, charge or lien against any Base Account, including without limitation the potential claim of any Contra Customer to offset such amount as it may have to repay (because of an alleged preference payment by any Loan Party to such Contra Customer under the Bankruptcy Code) to any Loan Party or its legal representative in a bankruptcy proceeding involving any Loan Party.

     "COVENANT COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit V attached hereto delivered by the Borrower pursuant to Section 5.1(b).

     "DEBENTURE" means that certain Debenture dated as of the date hereof between the Agent, as agent for the Banks, and Safety Europe, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "DOMESTIC ACCOUNTS RECEIVABLE" shall mean the gross amount of those Base Accounts which arise in the ordinary course of the business operations of the Borrower, consistent with past practices, and are due from account debtors located in the United States of America.

     "EBIT" for any period shall be an amount equal to Net Income for such period, PLUS the following, to the extent deducted in computing such Net Income:
(i) Consolidated Interest Expense and (ii) consolidated foreign, state, federal or local income taxes.

     "EBITDA" for any period shall mean the EBIT for the Borrower and its Subsidiaries on a consolidated basis (from both continuing and discontinued operations) for such period PLUS the sum of the depreciation and amortization expense for the Borrower and its Subsidiaries on a consolidated basis for such period.

     "EFFECTIVE DATE" means the date this Agreement becomes effective in accordance with its terms.

     "ENCUMBRANCES" shall have the meaning set forth in Section 5.7 hereof.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

     "ERISA AFFILIATE" shall mean, within the meaning of Section 414(b), (c),
(m) or (o) of the Internal Revenue Code of 1986, as amended, (i) any member of a controlled group of corporations which includes the Borrower, (ii) any trade or business, whether or not incorporated, under common control with the Borrower,(iii) any member of an affiliated service group which includes the Borrower, and (iv) any member of a group treated as a single employer by regulation.

     "EVENT OF DEFAULT" shall have the meaning set forth in Section 6.1 hereof.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

     "EXISTING LETTERS OF CREDIT" shall have the meaning assigned that term in
Section 2.2.1(b) hereof.

     "EXISTING LOAN AGREEMENT" has the meaning assigned to that term in the recitals to this Agreement.

     "EXISTING LOANS" means the loans outstanding under the Existing Loan Agreement on the Effective Date.

     "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

     "FOREIGN ACCOUNTS RECEIVABLE" shall mean the gross amount of those Base Accounts receivable generated by the Borrower which arise in the ordinary course of the business operations of the Borrower, consistent with past practices, and which are due from account debtors located outside the United States of America.

     "FUNDING AND PAYMENT OFFICE" means the office of the Agent located at 85 Broad Street, New York New York 10004 or such offices of the Agent or any successor Agent specified by the Agent or such successor Agent in a written notice to the Borrower).

     "FUNDING DATE" means the date of the funding of a Loan.

     "GAAP" shall mean generally accepted accounting principles consistently applied.

     "GSCP" shall have the meaning assigned to that term in the introductory paragraph to this Agreement.

     "GOVERNMENTAL ACTS" has the meaning assigned to that term in Section 2.2.5 hereof.

     "GUARANTY" means the Limited Guaranty dated August 2, 1996 executed by Michael Lerner of the obligations and liabilities of the Borrower to the Banks, which Guaranty is limited in amount as set forth therein, as amended by that certain First Amendment to Limited Guaranty dated August 13, 1996, that certain Second Amendment to Limited Guaranty dated October 18, 1996, that certain Third Amendment to Limited Guaranty dated as of December 6, 1996, and that certain Fourth Amendment to Limited Guaranty dated as of the date hereof and as it may be further amended, restated, supplemented or otherwise modified from time to time.

     "INDEBTEDNESS" with respect to any Person shall mean and include, without duplication, (i) any item which, in accordance with GAAP, would be included as a liability on the balance sheet of such Person, including capitalized leases but excluding anything in the nature of capital stock, surplus capital and retained earnings, (ii) the face amount of all banker's acceptances and of all letters of credit issued by any bank for the account of such Person and all drafts drawn thereunder, (iii) the total amount of all indebtedness secured by any Encumbrance to which any property or asset of such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, and (iv) the total amount of all indebtedness and obligations of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, including, without limitation, any agreement (a) to advance or supply funds to such other Person to maintain working capital, equity capital, net worth or solvency, or (b) otherwise to assure or hold harmless such other Person against loss in respect of its obligations.

     "INITIAL FINANCIAL STATEMENT" shall have the meaning set forth in Section
3.7 hereof.

     "INSOLVENT" or "INSOLVENCY" shall mean that there shall have occurred one or more of the following events with respect to a Person: dissolution; termination of existence; insolvency within the meaning of the United States Bankruptcy Code or other applicable statute; such Person's inability to pay its debts as they come due; appointment of a receiver of all or any part of the property of, execution of a trust mortgage or an assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceedings under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors, or the offering of a plan to creditors for composition or extension, except for an involuntary proceeding commenced against such Person which is dismissed within 60 days after the commencement thereof without the entry of an order for relief or the appointment of a trustee.

     "INTERNATIONAL" means Safety 1st International, Inc., a U.S. Virgin Islands corporation.

     "INVENTORY" shall mean goods, merchandise and other personal property (other than Machinery and Equipment), now owned or hereafter acquired by any Loan Party, which are: (i) held for sale or lease or are furnished or to be furnished under a contract of service or (ii) are raw materials, work in process, or (iii) are materials used or consumed or to be used or consumed in the Loan Parties' businesses.

     "ISSUING BANK" means, with respect to any Letter of Credit, the Bank or other financial institution that issued such Letter of Credit, as provided in
Section 2.2.1.

     "LEASES" shall mean any agreement granting a person the right to occupy space in a structure or real estate for any period of time or any capital lease or other lease of or agreement to use personal property including, but not limited to, machinery, equipment, furniture and fixtures, whether evidenced by written or oral lease, contract, sales agreement or other agreement no matter how characterized.

     "LERNER PLEDGE AGREEMENT" means that certain Third Party Pledge Agreement dated as of August 2, 1996 executed by and between Michael Lerner and the Agent (as assignee of the Prior Agent), as amended by that certain First Amendment to Third Party Pledge Agreement dated as of August 13, 1996, that certain Second Amendment to Third Party Pledge Agreement dated as of October 18, 1996, that certain Third Amendment to Third Party Pledge Agreement dated as of December 6, 1996 and that certain Fourth Amendment to Third Party Pledge Agreement dated as of the date hereof and as such Pledge Agreement may be amended, restated (including without limitation pursuant to Section 5.33 hereof), supplemented or otherwise modified from time to time.

     "LERNER TRUST" means the Delaware business trust established pursuant to
Section 5.33 hereof.

     "LERNER TRUST SECURITY AGREEMENT" means that certain Security Agreement executed by the Lerner Trust pursuant to Section 5.33 hereof and substantially in the form attached as EXHIBIT X hereto, as such Security Agreement may be amended, restated, supplemented or otherwise modified from time to time.

     "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of
(i) the maximum aggregate amount which is or at any time thereafter may become available for drawings under all Letters of Credit then outstanding PLUS (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Banks and not theretofore reimbursed by the Borrower (including any such reimbursement out of the proceeds of Revolving Loans).

     "LETTERS OF CREDIT" shall mean the letters of credit issued or deemed issued pursuant to Section 2.2.1.

     "LOAN" and "LOANS" shall mean, collectively, the Revolving Loans and the Term Loans.

     "LOAN DOCUMENTS" shall mean, collectively, this Agreement, the Revolving Notes, the Term Notes, the Guaranty, the Canadian Subsidiary Guaranty, the Safety Europe Guaranty, the Safety International Guaranty, the Security Agreements, and the Letters of Credit, if any (and all Letter of Credit applications and reimbursement agreements executed and delivered in connection therewith), together with any agreements, instruments or documents contemplated thereby, and all schedules, exhibits and annexes thereto together with any and all modifications, amendments, restatements, supplements and extensions thereto or thereof.

     "LOAN PARTIES" means, collectively, the Borrower and each Subsidiary of the Borrower that is a party to any Loan Document.

     "MACHINERY AND EQUIPMENT" shall mean any tangible personal property of the Loan Parties which is not Inventory.

     "MAJORITY BANKS" shall mean those Banks having or holding not less than 51% of the sum of the aggregate Term Loan Exposure of all Banks PLUS the aggregate Revolving Loan Exposure of all Banks.

     "MATURITY DATE" shall mean May 1, 1998.

     "NET CASH PROCEEDS" means, with respect to any Asset Sale, Cash Proceeds of such Asset Sale net of bona fide direct costs of sale including, without limitation, (i) income taxes reasonably estimated to be actually payable as a result of such Asset Sale within one year of the date of receipt of such Cash Proceeds, (ii) transfer, sales, use and other taxes payable in connection with such Asset Sale (after giving effect to all available tax credits and net operating losses), (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by an Encumbrance on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (iv) broker's commissions and reasonable fees and expenses of counsel in connection with such Asset Sale.

     "NET INCOME" shall mean the consolidated gross revenues of the Borrower and its Subsidiaries for the period in question, less all expenses and other proper charges (including taxes on income), all determined in accordance with GAAP, but in any event, excluding from Net Income: (i) any gain or loss arising from any write-up of assets, except to the extent inclusion thereof shall be approved in writing by the Majority Banks; (ii) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (iii) the net earnings of any business entity (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest, except to the extent such net earnings shall have actually been received by the Borrower or such Subsidiary in the form of cash distributions; (iv) any gains or losses on the sale or other disposition of investments or fixed or capital assets, any taxes on any such excluded gains, and tax deductions or credits on account of any such excluded losses; (v) the proceeds of any life insurance policy; (vi) any deferred or other credit representing any excess of the equity of any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary; and (vii) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall be made from income arising during such period.

     "NET OUTSTANDING AMOUNT OF BASE ACCOUNTS" shall mean the net amount of Base Accounts outstanding after (i) eliminating from the aggregate amount of outstanding Base Accounts those Domestic Accounts Receivable and Foreign Accounts Receivable (a) unpaid more than one hundred twenty (120) days after invoice date or more than sixty (60) days from their respective due dates, (b) owed by any governmental entity, (c) relating to Inventory sold on consignment and (d) owed by any Person if more than 50% of the Accounts Receivable owed by such Person to the Borrower are past due, (ii) deducting from the aggregate face amount of the remaining Base Accounts (y) Accounts owing from Affiliates and (z) all payments, adjustments, Contras and credits applicable thereto and all amounts due thereon considered by the Agent to be difficult to collect or uncollectible by reason of return, rejection, repossession, loss or damage of or to the merchandise giving rise thereto, a merchandise or other dispute, insolvency of the account debtor, the results of any credit checkings of foreign account debtors performed by the Agent, risks relating to the country of origination of any Account Receivable or any other reason, and Foreign Accounts Receivable owed to the Borrower which are not backed, on terms and conditions acceptable to the Agent, by letters of credit acceptable to the Agent or foreign credit insurance acceptable to the Agent, all as determined by the Agent in its discretion, which determination shall be final and binding upon the Borrower and
(iii) eliminating from the aggregate amount of outstanding Base Accounts those Accounts Receivable determined by the Agent in its reasonable discretion to be inappropriate for inclusion in the Borrowing Base. Without limiting the foregoing, the Net Outstanding Amount of the Base Accounts shall also be reduced by any Accounts Receivables owed by processors or other packagers of inventory.

     "NET SECURITY VALUE OF BASE INVENTORY" shall mean the net value of Base Inventory, calculated at the lesser of fair market value or cost determined on the "first-in, first-out" basis, after subtracting the value of Base Inventory
(i) which is in transit to or from the Loan Parties or which is damaged or defective and after taking into account charges and liens, other than those of the Agent, of all kinds against the Base Inventory, changes in the market value thereof, and transportation, processing and other handling charges affecting the value thereof (other than "freight in", customs and duty charges), all as determined by the Agent in its reasonable discretion, (ii) that relates to capitalized labor or overhead or other capitalized costs, (iii) that relates to Inventory sold on consignment or (iv) that is determined by the Agent in its reasonable discretion to be inappropriate for inclusion in the Borrowing Base. The Net Security Value of Base Inventory shall also be reduced by the lesser of:
(a) accounts payable to any creditor of the Borrower at whose business location Inventory of the Borrower is stored or held, and (b) the lesser of the book or cost value of such Inventory of the Loan Parties stored or held by such creditor or creditors.

     "NOTES" means, collectively, the Term Notes and the Revolving Notes.

     "NOTICE OF BORROWING" means a notice in the form of EXHIBIT III annexed hereto delivered by the Borrower to the Agent pursuant to Section 2.1.2 with respect to a proposed borrowing.

     "OBLIGATION(S)" shall mean any and all obligations of the Loan Parties and their Subsidiaries to the Agent and/or any Bank, or any of their respective Affiliates or Subsidiaries, of every kind and description (including obligations of the Borrower in respect of Letters of Credit and fees thereunder and Loans under this Agreement), direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, whether arising under this Agreement or regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and to refrain from acting as well as obligations to pay money.

     "OFFICER'S CERTIFICATE" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or its chief financial officer; PROVIDED that every Officer's Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer making or giving such Officer's Certificate has read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signer he or she has made or has caused to be made such examination or investigation as is reasonably necessary to enable him or her to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signer, such condition has been complied with.

     "ORLEANS" means Safety 1st Home Products Canada, Inc., a Canadian federal corporation.

     "ORLEANS HYPOTHEC" means that certain Movable Hypothec dated as of the date hereof granted by Orleans as such Movable Hypothec may be amended, restated, supplemented or otherwise modified from time to time.

     "PERSON" shall mean an individual, partnership, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

     "PLAN" shall have the meaning set forth in Section 3.14 hereof.

     "PRIME RATE" shall mean, as of any date of determination, the highest rate of interest reported as the prime rate as of such date of determination by Citibank, N.A., The Chase Manhattan Bank and Morgan Guaranty Bank & Trust Company. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

     "PRIOR AGENT" shall have the meaning assigned to that term in the recitals to this Agreement.

     "PRIOR LENDERS" shall have the meaning assigned to that term in the recitals to this Agreement.

     "PURCHASE AGREEMENT" means, that certain Assignment Agreement, dated as of January 31, 1997 and by and between GSCP, as buyer, and Fleet National Bank, The First National Bank of Boston and USTrust, as seller, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

     "REGISTER" has the meaning assigned to that term in Section 2.1.4 hereof.

     "RESTRICTED PAYMENT" shall mean (i) any cash or property dividend or distribution, direct or indirect, to any person who now or in the future may hold an equity interest in the Borrower, whether evidenced by a security or not, other than: (a) regular compensation and bonuses paid to employees of the Borrower and its Subsidiaries in the ordinary course of business and consistent with past practices, and (b) dividends payable solely in common stock of the Borrower, (ii) any purchase, redemption, retirement or other acquisition for value of any capital stock of the Borrower or any of its Subsidiaries whether now or hereafter outstanding, or of any options, warrants or similar rights to purchase such stock or of any security convertible into or exchangeable for such stock and (iii) any prepayment, or defeasance or similar payment with respect to the Seller Notes.

     "REVOLVING LOAN COMMITMENT" means the commitment of a Bank to make Revolving Loans to the Borrower pursuant to Section 2.1.1(b) and "REVOLVING LOAN COMMITMENTS" means such commitments of all Banks in the aggregate.

     "REVOLVING LOAN ACCOUNT" shall mean the account on the books of the Agent in which will be recorded Revolving Loans made by the Banks to the Borrower pursuant to this Agreement, payments made on such Revolving Loans and other appropriate debits and credits as provided by this Agreement.

     "REVOLVING LOAN EXPOSURE" means, with respect to any Bank as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Bank's

Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Bank PLUS (b) in the event that Bank is an Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Bank (net of any participations purchased by other Banks in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit).

     "REVOLVING LOANS" means the Loans made by the Banks to the Borrower pursuant to Section 2.1.1(b).

     "REVOLVING NOTES" means (i) the promissory notes of the Borrower issued pursuant to Section 2.1.5 on the Effective Date in respect of the Revolving Loan Commitments and Revolving Loans and (ii) any promissory notes issued by the Borrower pursuant to the last sentence of Section 8.13 in connection with assignments of the Revolving Loan Commitment and Revolving Loans of any Bank, in each case substantially in the form of EXHIBIT I annexed hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "SAFETY CANADA" means 3232301 Canada Inc., a Canadian federal corporation.

     "SAFETY CANADA HYPOTHEC" means that certain Movable Hypothec dated as of the date hereof granted by Safety Canada as such Movable Hypothec may be amended, restated, supplemented or otherwise modified from time to time.

     "SAFETY EUROPE" means Safety 1st (Europe) Limited, a limited liability company organized under the laws of the United Kingdom.

     "SAFETY EUROPE GUARANTY" means that certain Guarantee by Safety Europe, dated as of the date hereof and substantially in the form of EXHIBIT VI annexed hereto, as such Guarantee may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

     "SAFETY INTERNATIONAL" means Safety 1st International, Inc., a U.S. Virgin Islands corporation.

     "SAFETY INTERNATIONAL GUARANTY" means that certain Guaranty Agreement dated as of the date hereof, executed by Safety International in substantially the form attached hereto as EXHIBIT VIII, as such guaranty may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

     "SAFETY INTERNATIONAL SECURITY AGREEMENT" means that certain Security Agreement (All Asset) dated as of March 28, 1996, by and between Safety International and the Agent (as successor to the Prior Agent), as amended by that certain First Amendment to Security Agreement (All Asset) dated as of the date hereof and as such agreement may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

     "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

     "SECURITY AGREEMENTS" shall mean, collectively, the Borrower Security Agreement, Borrower Trademark Agreement, Borrower Patent Agreement, Safety International Security Agreement, Safety Canada Hypothec, Orleans Hypothec, Debenture, Lerner Trust Security Agreement, Lerner Pledge Agreement and each other agreement pursuant to which a security interest or other Encumbrance is granted in favor of the Agent to secure the Obligations, as each such agreement may be amended, restated, supplemented or otherwise modified from time to time.

     "SELLER NOTES" means, collectively, (i) those certain promissory notes, each dated as of March 15, 1996, executed by Safety Canada in favor of Stephen Orleans and (ii) those certain promissory notes, each dated as of January 4, 1996, executed by the Borrower in favor of Stephan Paul Tollman, as such notes may be amended, restated, supplemented or otherwise modified to the extent permitted herein or therein.

     "STATED AMOUNT" shall mean, with respect to each Letter of Credit outstanding at any given time, the maximum amount then available to be drawn thereunder (without regard to whether any conditions to drawing could then be met), plus any outstanding unreimbursed drawings under each Letter of Credit.

     "SUBSIDIARY" shall mean, with reference to any person, any corporation, association, joint stock company, limited liability company, business trust or other similar organization of whose total capital stock or voting stock such person directly or indirectly owns or controls more than 50% thereof or any partnership or other entity in which such person directly or indirectly has more than a 50% interest or which is controlled directly or indirectly by such person.

     "SUBSIDIARY GUARANTIES" means, collectively, the Safety Europe Guaranty, Canadian Subsidiary Guaranty, Safety International Guaranty and each other guaranty, if any, executed from time to time by any Subsidiary of the Borrower, as each such guaranty may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted herein and therein.

     "TERM LOAN COMMITMENT" means the commitment of a Bank to maintain Existing Loans as Term Loans pursuant to Section 2.1.1(a) and "Term Loan Commitments" means such commitments of all Banks in the aggregate.

     "TERM LOAN EXPOSURE" means, with respect to any Bank as of any date of determination, the outstanding principal amount of the Term Loan of that Bank.

     "TERM LOANS" shall mean the Loans made by the Banks to the Borrower pursuant to Section 2.1.1(a).

     "TERM NOTES" means (i) the promissory notes of the Borrower issued pursuant to Section 2.1.5 on the Effective Date in respect of the Term Commitments and Term Notes and (ii) any promissory notes issued by the Borrower pursuant to the last sentence of Section 8.13 in connection with assignments of the Term Commitment and Term Loans of any Bank, in each case substantially in the form of
EXHIBIT II annexed hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "TOTAL UTILIZATION OF REVOLVING LOAN COMMITMENTS" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing the applicable Issuing Bank for any amount drawn under any Letter of Credit but not yet so applied) PLUS (ii) the Letter of Credit Usage.

     "WARRANTS" means those certain warrants issued by the Borrower on the Effective Date pursuant to Section 4.1.4 hereof, as such Warrants may be amended, restated, supplemented or otherwise modified from time to time.

     1.2 All accounting terms used herein which are not specifically defined herein shall have the meanings customarily given to them in accordance with GAAP.

     SECTION 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS.
                ------------------------------------------

     2.1  REVOLVING LOANS.
          ---------------

          2.1.1 COMMITMENTS. Subject to the term and conditions of this Agreement and in reliance upon the representations and warranties of Loan Parties set forth herein and in the other Loan Documents, each Bank hereby severally agrees to make and maintain the Loans described in Sections 2.1.1(a) and 2.1.1(b).

               (a) TERM LOANS. Each Bank severally agrees to convert Existing Loans outstanding on the Effective Date in an amount equal to its Commitment Percentage of the aggregate amount of Term Loan Commitments to Term Loans and to maintain such converted Existing Loans hereunder as Term Loans. The amount of each Bank's Term Loan Commitment is set forth opposite its name on SCHEDULE 2.1 annexed hereto and the aggregate amount of the Term Loan Commitments is $25,000,000; PROVIDED that the Term Loan Commitments of Banks shall be adjusted to give effect to any assignments of the Term Loan Commitments pursuant to
Section 8.13. Term Loans that are repaid or prepaid may not be reborrowed.

               (b) REVOLVING LOANS. Each Bank severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to the Borrower from time to time during the period from the Effective Date to but excluding the Maturity Date an aggregate amount which shall not exceed its Commitment Percentage of the aggregate amount of the Revolving Loan Commitments, to be used for the purposes identified in Section 2.5.2. All Existing Loans outstanding on the Effective Date and not converted to Term Loans pursuant to Section 2.1.1(a) shall be converted to Revolving Loans and may be repaid and reborrowed as provided in this Section 2.1.1(b). The original amount of each Bank's Revolving Loan Commitment is set forth opposite its name on
SCHEDULE 2.1 annexed hereto and the aggregate original amount of the Revolving Loan Commitments is $20,000,000; PROVIDED that the Revolving Loan Commitments of Banks shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to Section 8.13; PROVIDED FURTHER that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to Sections 2.4.2(b) or 2.4.2(c). Each Bank's Revolving Loan Commitment shall expire on the Maturity Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this Section 2.1.1(b) may be repaid and reborrowed to but excluding the Maturity Date.

          Notwithstanding anything contained herein to the contrary, in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the lesser of (i) the Revolving Loan Commitments then in effect and (ii) the Borrowing Base.

          2.1.2 BORROWING MECHANICS. Term Loans or Revolving Loans made on any Funding Date (other than a Revolving Loan made for the purpose of reimbursing any Issuing Bank for the amount of a drawing or payment under a Letter of Credit issued by it) shall be in an aggregate minimum amount of $50,000 and integral multiples of $25,000 in excess of that amount. Whenever the Borrower desires that Banks make Term Loans or Revolving Loans it shall deliver to the Agent a Notice of Borrowing no later than 12:00 Noon (New York City time), at least one Business Day in advance of the proposed Funding Date. In lieu of delivering the above-described Notice of Borrowing , the Borrower may give the Agent telephonic notice by the required time of any proposed borrowing under this Section 2.1.2; PROVIDED that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to the Agent on or before the applicable Funding Date.

          Neither the Agent nor any Bank shall incur any liability to any Loan Party in acting upon any telephonic notice referred to above that the Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith under this Section 2.1.2, and upon funding of Loans by Banks in accordance with this Agreement pursuant to any such telephonic notice the Borrower shall have effected Loans hereunder.

          The Borrower shall notify the Agent prior to the funding of any Loans in the event that any of the matters to which the Borrower is required to certify in the applicable Notice of Borrowing are no longer true and correct as of the applicable Funding Date, and the acceptance by the Borrower of the proceeds of any Loans shall constitute a recertification by the Borrower, as of the applicable Funding Date, as to the matters to which is required to certify in the applicable Notice of Borrowing.

          2.1.3 DISBURSEMENT OF FUNDS. All Term Loans and all Revolving Loans under this Agreement shall be made by Banks simultaneously and proportionately to their respective Commitment Percentages, it being understood that no Bank shall be responsible for any default by any other Bank in that other Bank's obligation to make a Loan requested hereunder nor shall the Commitment of any Bank to make the particular type of Loan requested be increased or decreased as a result of a default by any other Bank in that other Bank's obligation to make a Loan requested hereunder. Promptly after receipt by the Agent of a Notice of Borrowing pursuant to Section 2.1.2 (or telephonic notice in lieu thereof), the Agent shall notify each Bank of the proposed borrowing and of the amount of such Bank's Commitment Percentage of the applicable Loans.

     Each Bank shall make the amount of its Loan available to the Agent not later than 12:00 Noon (New York City time) on the applicable Funding Date in same day funds, at the Funding and Payment Office. Except with respect to Revolving Loans used to reimburse any Issuing Bank for the amount of an honored drawing or payment under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in Section 4.1 (in the case of Loans made on the Effective Date) and Section 4.2 (in the case of all Loans), the Agent shall make the proceeds of such Loans available to the Borrower on the applicable Funding Date by causing an amount of same day funds equal to the proceeds of all such Loans received by the Agent from the Banks to be credited to the account of the Borrower designated in the Notice of Borrowing.

     Unless the Agent shall have been notified by any Bank prior to the Funding Date for any Loans that such Bank does not intend to make available to the Agent the amount of such Bank's Loan requested on such Funding Date, the Agent may assume that such Bank has made such amount available to the Agent on such Funding Date and the Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such corresponding amount on demand from such Bank together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Agent, at the customary rate set by the Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower and Borrower shall immediately pay such corresponding amount in the to the Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Agent, at the rate applicable to such Loan. Nothing in this Section 2.1.3 shall be deemed to relieve any Bank from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Bank as a result of any default by such Bank hereunder.

     2.1.4 THE REGISTER.

          (a) The Agent shall maintain, at the address referred to in Section 9.2, a register for the recordation of the names and addresses of the Banks and the Commitments and Loans of each Bank from time to time (the "REGISTER"). The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

          (b) The Agent shall record in the Register the Commitments and the outstanding Loans from time to time of each Bank and each repayment or prepayment in respect of the principal amount of the outstanding Loans of each Bank. Any such recordation shall be conclusive and binding on the Borrower and each Bank, absent manifest error; PROVIDED that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's Obligations in respect of the applicable Loans.

          (c) Each Bank shall record on its internal records (including, without limitation, the Notes held by such Bank) the amount of each Loan made by it and each payment in respect thereof. Any such recordation shall be prima facie evidence of the amount of such Loans; PROVIDED that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's Obligations in respect of the applicable Loans; and PROVIDED, FURTHER that in the event of any inconsistency between the Register and any Bank's records, the recordations in the Register shall govern.

          (d) The Borrower, the Agent and the Banks shall deem and treat the Persons listed as Banks in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any Commitment or Loan shall be effective, in each case unless an until an assignment agreement effecting the assignment or transfer thereof shall have been approved by the Agent as provided in Section 8.13. Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Bank listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Bank shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

          (e) The Borrower hereby designates GSCP, and any financial institution serving as a successor the Agent, to serve as the Borrower's agent solely for purposes of maintaining the Register as provided in this Section 2.1.4, and the Borrower hereby agrees that, to the extent GSCP serves in such capacity, GSCP and its officers, directors, employees, agents and affiliates shall constitute indemnitees for all purposes under Section 9.7.

     2.1.5 NOTES. The Borrower shall execute and deliver on the Effective Date to each Bank (or to the Agent for that Bank) (a) a Revolving Note substantially in the form of EXHIBIT I annexed hereto, to evidence that Bank's Revolving Loans, in the principal amount of that Bank's Revolving Loan Commitment and with other appropriate insertions, (b) a Term Note substantially in the form of
EXHIBIT II annexed hereto to evidence that Bank's Term Loans, in the principal amount of that Bank's Term Loan Commitment and with other appropriate insertions. The Notes and the Obligations evidenced thereby shall be governed by, subject to and benefit from all of the terms and conditions of this Agreement and the other Loan Documents and shall be guarantied and/or secured by the Collateral as provided in the Loan Documents.

     2.2  LETTERS OF CREDIT.
          -----------------

          2.2.1 ISSUANCE OF LETTERS OF CREDIT. (a) Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Loan Parties made herein and in the Loan Documents, the Agent, under the joint responsibilities of the Banks, agrees to use its reasonable best efforts to cause a financial institution reasonably satisfactory to the Borrower to issue Letters of Credit, to the extent permitted by law and the Uniform Customs and Procedures governing Letters of Credit (Publication No. 500 or any successor thereto), upon the application of the Borrower and on terms, and pursuant to documentation, reasonably satisfactory to the Agent during the period from the Effective Date to the Maturity Date:
PROVIDED that (i) the Letter of Credit Usage shall not exceed at any time One Million ($1,000,000.00) Dollars and (ii) the Total Utilization of Revolving Loan Commitments shall not exceed the lesser of (a) the aggregate amount of the Revolving Loan Commitments then in effect and (b) the Borrowing Base; and PROVIDED, FURTHER, that at the time the Borrower requests the issuance of a Letter of Credit and after giving effect to the issuance thereof, there has not occurred and is not continuing an Event of Default or any event which, with the giving of notice or the passage of time, or both would constitute an Event of Default. All Letters of Credit shall expire not later than the Maturity Date.

          (b) All letters of credit outstanding under the Existing Loan Agreement on the Effective Date (the "EXISTING LETTERS OF CREDIT") shall be deemed outstanding under this Agreement and, on the date of any drawing or payment thereunder, the Borrower shall reimburse the Issuing Bank in immediately available funds in an amount equal to the amount of such drawing or payment.

          (c) Immediately upon the issuance or deemed issuance of each Letter of Credit, each Bank shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender's Commitment Percentage of the maximum amount which is or at any time may become available to be drawn thereunder.

          2.2.2 FURTHER ASSURANCES. In order to evidence such Letters of Credit, the Borrower shall enter into, with the Agent, such agreements and execute such instruments and documents as the Agent may require, including, but not limited to, a Letter of Credit application and reimbursement agreement. The Borrower hereby acknowledges and agrees that its president, treasurer and vice president, and those other persons or officers identified in writing to the Agent are each authorized to sign applications for the issuance of Letters of Credit and that the execution and submission thereof to the Agent by any such person or officer for the account of the Borrower shall be for the benefit and liability hereunder of the Borrower.

          2.2.3 OBLIGATIONS ABSOLUTE. On the date of any drawing or payment under any Letter of Credit, the Borrower shall reimburse the Issuing Bank in immediately available funds in an amount equal to the amount of such drawing or payment. The obligation of the Borrower to reimburse each Issuing Bank for drawings honored or payments made under the Letters of Credit issued by it shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

          (a) any lack of validity or enforceability of any Letter of Credit;

          (b) the existence of any claim, set-off, defense or other right which the Borrower or any Bank may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Bank or other Bank or any other Person or, in the case of a Bank, against the Borrower whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

          (c) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (d) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not substantially comply with the terms of such Letter of Credit;

          (e) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries;

          (f) any breach of this Agreement or any other Loan Document by any party thereto;

          (g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

          (h) the fact that an Event of Default or any event which, with the giving of notice or the passage of time, or both would constitute an Event of Default shall have occurred and be continuing;

PROVIDED, in each case, that payment by the applicable Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Bank under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

     2.2.4 NATURE OF ISSUING BANK'S DUTIES. As between the Borrower and any Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank shall not be responsible for: (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;
(e) errors in interpretation of technical terms; (f) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (g) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing or payment under such Letter of Credit; or (h) any consequences arising from causes beyond the control of such Issuing Bank, including, without limitation, any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "GOVERNMENTAL ACTS"), and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Bank's rights or powers hereunder.

     2.3  INTEREST AND FEES.
          -----------------

          2.3.1 RATE OF INTEREST. Loans shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin; PROVIDED, that if an Event of Default shall occur, then at the option of the Banks the unpaid balance of Loans and any interest payments not paid when due and any fees and other amounts then due and payable hereunder shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable insolvency laws), to the extent permitted by law, compounded monthly at a rate per annum equal to 2% in excess of the interest rate otherwise payable under this Agreement for the applicable Loans (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable insolvency laws), in each case until such Event of Default is cured or waived. Interest on Loans shall be payable monthly in arrears on the last Business Day of each month commencing February 28, 1997. Any change in the Base Rate shall result in a change on the same day in the rate of interest to accrue from and after such day on the unpaid balance of principal of the Loans bearing interest with reference to the Base Rate. Interest accruing on the unpaid balance of Loans from time to time shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

          2.3.2 LATE FEE. If the entire amount of any required principal and/or interest payment on any Loan is not paid in full within ten (10) days after the same is due, the Borrower shall pay to the Agent a late fee equal to five (5%) percent of the required payment. Any late charge shall be shared among the Banks in accordance with the respective Commitment Percentages of the Banks.

          2.3.3 COMMITMENT FEE. In addition to the interest described above, the Borrower shall pay to the Agent on the last Business Day of each month commencing on February 28, 1997, a commitment fee equal to .50% of the Average Unused Commitment during the preceding month, such commitment fee to be payable monthly in arrears. The commitment fee shall be shared among the Banks in accordance with the respective Commitment Percentages of the Banks.

          2.3.4 ADMINISTRATION FEE. In addition to any other amounts payable pursuant to this Section 2.3, the Borrower shall pay to the Agent all amounts required to be paid pursuant to that certain letter agreement regarding fees dated as of the date hereof by and between the Borrower and GSCP in accordance with the terms of such letter agreement.

          2.3.5 LETTER OF CREDIT FEES. The Borrower shall pay (i) to the Issuing Bank (or to the Agent for the account of the Issuing Bank), such documentary and processing fees with respect to the issuance, amendment or transfer of, or drawing under, each Letter of Credit as may be agreed to by the Borrower and the applicable Issuing Bank and (ii) to the Agent for the account of the Banks in accordance with their respective Commitment Percentages, a per annum letter of credit fee equal to the product of (a) the Applicable Margin PLUS 2% and (b) the face amount of each Letter of Credit.

          2.3.6 OTHER FEES AND EXPENSES. The Borrower shall pay to the Agent any and all reasonable charges customarily made by the Banks against borrowers in connection with the providing by the Banks of revolving lines of credit. Such fees and costs shall include, without limitation, the customary field examination fees and costs incurred in connection with the Agent's and Banks' examination of the Collateral, business records and businesses of the Borrower and its Subsidiaries.

          2.3.7 PAYMENTS CHARGED TO DEPOSIT ACCOUNTS. The Loan Parties authorize the Agent to charge and the Agent intends to charge any deposit account which any Loan Party may maintain with the Agent or any Bank the principal, interest, fees, charges, taxes and expenses provided for in this Agreement or any other document executed or delivered in connection herewith; PROVIDED, HOWEVER, that only principal, interest, fees and expenses permitted under this Agreement may be charged against the deposit accounts of the Loan Parties prior to the occurrence of an Event of Default, or occurrence of an event that with the passage of time or giving of notice or both would be an Event of Default.

          2.3.8 CAPITAL ADEQUACY. If, after the date hereof, the Agent or any Bank shall have determined that the adoption of any applicable law, rule, regulation, guideline, directive or request (whether or not having the force of law) regarding capital requirements for banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Agent or such Bank with any of the foregoing imposes or increases a requirement by the Agent or such Bank to allocate capital resources to the Agent's or such Bank's commitment to make Loans or to issue Letters of Credit hereunder which has or would have the effect of reducing the return on the Agent's or such Bank's capital to a level below that which the Agent or such Bank would have achieved (taking into consideration the Agent's or such Bank's then existing policies with respect to capital adequacy and assuming full utilization of the Agent's or such Bank's capital) but for such adoption, change or compliance by any amount deemed by the Agent or such Bank to be material, then: (a) the Agent or such Bank shall promptly after its determination of such occurrence give notice thereof to the Borrower (if applicable, providing a copy of such notice to the Agent); and (b) the Borrower shall pay to the Agent or such Bank as an additional fee from time to time on demand such amount as the Agent or such Bank certifies to be the amount that will compensate it for such reduction. A certificate of the Agent or such Bank claiming compensation under this section shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to it hereunder and the method by which such amounts were determined. In determining such amount, the Agent or such Bank may use any reasonable averaging and attribution methods.

          2.3.9 INCREASED COSTS; TAXES. Anything hereinbefore to the contrary notwithstanding, if any present or future applicable law (which expression, as used in this Agreement, includes statutes and rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time heretofore or hereafter made upon or otherwise issued to the Agent or any Bank by any central bank or other fiscal, monetary or other authority, whether or not having the force of law) shall (a) subject the Agent or such Bank to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the maximum amount of the Loans or the payment to the Agent or such Bank of any amounts due to it hereunder, or (b) materially change the basis of taxation of payments to the Agent or such Bank of the principal or the interest thereon or any other amounts payable to the Agent or such Bank hereunder, or (c) impose or increase or render applicable any special or supplemental special deposit or reserve or similar requirements or assessment against assets held by, or deposits in or for the account of, or any liabilities of, or loans by an office of the Agent or such Bank in respect of the transactions contemplated herein, or (d) impose on the Agent or such Bank any other conditions or requirements with respect to this Agreement, the Commitments, or any Loan or Letter of Credit , and the result of any of the foregoing is (i) to increase the cost to the Agent or such Bank of making, funding or maintaining all or any part of the Loans or Letters of Credit, or (ii) to reduce the amount of principal, interest or any other amount payable to the Agent or such Bank hereunder, or (iii) to require the Agent or such Bank to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregoing interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Agent or such Bank from the Borrower hereunder, then, and in each such case not otherwise provided for hereunder, the Agent or such Bank shall promptly after its determination of such occurrence give notice thereof to the Borrower accompanied by calculations thereof in reasonable detail, and the Borrower shall pay to the Agent or such Bank such additional amounts as will be sufficient to compensate the Agent or such Bank for such additional cost, reduction, payment or foregoing interest or other sum, PROVIDED that the foregoing provisions of this sentence shall not apply in the case of any additional cost, reduction, payment or foregoing interest or other sum resulting from any taxes charged upon or by reference to the overall net income, profits or gains of the Agent or such Bank.

     2.4  REPAYMENTS, PREPAYMENTS AND REDUCTIONS IN REVOLVING LOAN COMMITMENTS;
          ---------------------------------------------------------------------
          GENERAL PROVISIONS REGARDING PAYMENTS.
          -------------------------------------

          2.4.1 SCHEDULED MATURITY OF TERM LOANS.

          The Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date.

          2.4.2 PREPAYMENTS AND UNSCHEDULED REDUCTIONS IN REVOLVING LOAN COMMITMENTS.

          (a) VOLUNTARY PREPAYMENTS. The Borrower may, upon written or telephonic notice to the Agent on or prior to 12:00 Noon (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay, without premium or penalty, any Loan on any Business Day in whole or in part in an aggregate minimum amount of $250,000 and integral multiples of $50,000 in excess of that amount. Notice of prepayment having been given as aforesaid, the Loans shall become due and payable on the prepayment date specified in such notice and in the aggregate principal amount specified therein. Any voluntary prepayments pursuant to this Section 2.4.2(a) shall be applied as specified in Section 2.4.3.

          (b) VOLUNTARY REDUCTIONS OF REVOLVING LOAN COMMITMENTS. The Borrower may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to the Agent (which notice the Agent will promptly transmit by telefacsimile or telephone to each Bank), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the sum of (i) Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction PLUS (ii) $2,000,000; PROVIDED that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $250,000 and integral multiples of $50,000 in excess of that amount. The Borrower's notice to Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in such notice and shall reduce the Revolving Loan Commitment of each Bank proportionately to its Commitment Percentage. Any such voluntary reduction of the Revolving Loan Commitments shall be applied as specified in Section 2.4.3.

          (c) Mandatory Prepayments and Mandatory Reductions of Revolving Loan
              ----------------------------------------------------------------
Commitments.
-----------
          The Loans shall be prepaid and the Revolving Loan Commitments shall be reduced in the manner provided in Section 2.4.3 upon the occurrence of the following circumstances:

               (i) PREPAYMENTS AND REDUCTIONS FROM ASSET SALES. No later than the first Business Day following the date of receipt by the Borrower or any of its Subsidiaries of the Cash Proceeds of any Asset Sale, the Borrower shall prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) in the amount of such applicable Net Cash Proceeds. Concurrently with any prepayment of the Loans and/or reduction of the Commitments pursuant to this subsection 2.4.2(c)(i), the Borrower shall deliver to the Agent an Officer's Certificate demonstrating the derivation of the Net Cash Proceeds of the correlative Asset Sale from the gross sales price thereof. In the event that the Borrower shall, at any time after receipt of Cash Proceeds of any Asset Sale requiring a prepayment or a reduction of the Revolving Loan Commitments pursuant to this Section 2.4.2(c)(i), determine that the prepayments and/or reductions of the Revolving Loan Commitments previously made in respect of such Asset Sale were in an aggregate amount less than that required by the terms of this Section 2.4.2(c)(i), the Borrower shall promptly cause to be made an additional prepayment of the Loans (and/or reduction in the Revolving Loan Commitments) in an amount equal to the amount of any such deficit, and the Borrower shall concurrently therewith deliver to the Agent an Officer's Certificate demonstrating the derivation of the additional Net Cash Proceeds resulting in such deficit.

               (ii) PREPAYMENTS AND REDUCTIONS DUE TO ISSUANCE OF DEBT. On or prior to the first Business Day after receipt by the Borrower or any of its Subsidiaries of any proceeds of any Indebtedness (other than the Loans and any other Indebtedness permitted by this Agreement), the Borrower shall prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) in an amount equal to the amount of such proceeds (net of reasonable costs and expenses incurred in connection with the issuance of such Indebtedness); PROVIDED that payment or acceptance of the amounts provided for in this Section 2.4.2(c)(ii) shall not constitute a waiver of any Event of Default resulting from the incurrence of such Indebtedness or otherwise prejudice any rights or remedies of the Agent or the Banks.

               (iii) PREPAYMENTS AND REDUCTIONS DUE TO ISSUANCE OF EQUITY SECURITIES. On or prior to the first Business Day after receipt by the Borrower or any of its Subsidiaries of any cash proceeds from the issuance of any equity Securities, the Borrower shall prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) in an amount equal to the amount of such proceeds (net of reasonable costs and expenses incurred in connection with the issuance of such equity Securities, including underwriting discounts and commissions);

               (iv) PREPAYMENTS AND REDUCTIONS FROM INSURANCE AND CONDEMNATION PROCEEDS AND TAX REFUNDS. No later than the second Business Day following the date of receipt by the Borrower or any of its Subsidiaries of (a) any cash payments under any casualty insurance policies covering damage to or loss of property resulting from damage to or loss of all or any portion of the Collateral or any other tangible asset (net of actual and documented reasonable costs incurred by the

          Borrower or any of its Subsidiaries in connection with adjustment and settlement thereof, "INSURANCE PROCEEDS"), (b) any proceeds resulting from the taking of assets by the power of eminent domain, condemnation or otherwise (net of actual and documented reasonable costs incurred by the Borrower or any of its Subsidiaries in connection with adjustment and settlement thereof, "CONDEMNATION PROCEEDS") or (c) or any tax refunds or other amounts received in respect of taxes previously paid, the Borrower shall prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) in the amount of such proceeds; PROVIDED that the Borrower shall not be required to make any prepayments and the Revolving Loan Commitments shall not be reduced on account of any tax refund for which the Borrower has applied prior to the Effective Date.

               (v) PREPAYMENTS DUE TO REDUCTIONS OR RESTRICTIONS OF REVOLVING LOAN COMMITMENTS. The Borrower shall prepay the Revolving Loans from time to time to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the lesser of
          (1) Revolving Loan Commitments then in effect and (2) the Borrowing Base.

               (vi) PREPAYMENTS PURSUANT TO CASH MANAGEMENT SYSTEM. The Borrower shall prepay the Revolving Loans from time to time to the extent required in connection with the cash management system as provided in
          Section 5.32.

          2.4.3 APPLICATION OF PREPAYMENTS AND REDUCTIONS OF REVOLVING LOAN COMMITMENTS.

          (a) APPLICATION OF VOLUNTARY PREPAYMENTS BY TYPE OF LOANS. Any voluntary prepayments pursuant to Section 2.4.2(a) shall be applied: FIRST to repay outstanding Term Loans to the full extent thereof, and SECOND, to repay outstanding Revolving Loans to the full extent thereof.

          (b) APPLICATION OF MANDATORY PREPAYMENTS BY TYPE OF LOANS. Any amount (the "APPLIED AMOUNT") required to be applied as a mandatory prepayment of the Loans and/or a reduction of the Revolving Loan Commitments pursuant to Sections 2.4.2(c)(i)- (iv) shall be applied FIRST to prepay the Term Loans to the full extent thereof, and SECOND, to the extent of any remaining portion of the Applied Amount, to prepay the Revolving Loans to the full extent thereof and to permanently reduce the Revolving Loan Commitments by the amount of such prepayment; PROVIDED that any prepayment pursuant to
     Section 2.4.2(c)(iv) shall be applied FIRST to prepay the Revolving Loans (and the Revolving Loan Commitments shall be permanently reduced by the amount of such prepayment).

          2.4.4 GENERAL PROVISIONS REGARDING PAYMENTS.

          (a) MANNER AND TIME OF PAYMENT. All payments by the Borrower of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in same day funds and without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Agent not later than 12:00 Noon (New York City time) on the date due at the Funding and Payment Office for the account of the Banks; funds received by the Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

          (b) APPLICATION OF PAYMENTS TO PRINCIPAL AND INTEREST. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and in any event any payments made in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal unless the Agent elects to apply such amounts to principal.

          (c) APPORTIONMENT OF PAYMENTS. Aggregate principal and interest payments shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to the Banks' respective Commitment Percentages. The Agent shall promptly distribute to each Bank its Commitment Percentage of all such payments received by the Agent and the commitment fees of such Bank when received by the Agent.

          (d) PAYMENTS ON BUSINESS DAYS. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

          (e) NOTATION OF PAYMENT. Each Bank agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Bank will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; PROVIDED that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Borrower hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

     2.5  USE OF PROCEEDS.
          ---------------

          2.5.1 TERM LOANS. The proceeds of the Existing Loans maintained as Term Loans hereunder were used to finance the general corporate purposes of the Borrower and its Subsidiaries.

          2.5.2 REVOLVING LOANS. Revolving Loans may be used to finance the general corporate purposes of the Borrower and its Subsidiaries.

          2.5.3 COMPLIANCE WITH LAWS. The Borrower hereby undertakes that no portion of the proceeds of any Loans or other extensions of credit under this Agreement shall be used by any Loan Party in any manner which would be illegal under, or which would cause the invalidity or unenforceability (in each case in whole or in part) of any Loan Document under, any applicable law.

          2.5.4 MARGIN REGULATIONS. Without limiting the generality of Section 2.5.3, no portion of the proceeds of any borrowing under this Agreement shall be used by the Borrower or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Securities Exchange Act of 1934, as amended, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

     SECTION 3. REPRESENTATION AND WARRANTIES.
                -----------------------------

     The Borrower represents and warrants to the Agent and the Banks as follows:

     3.1  ORGANIZATION AND QUALIFICATION.
          ------------------------------

          (a) The Borrower and each of its Subsidiaries (i) are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation as indicated on SCHEDULE 3.1 attached hereto; (ii) have all requisite corporate power and authority to own their properties and conduct their businesses as now conducted and as presently contemplated; and (iii) are duly qualified and in good standing in each jurisdiction (which jurisdictions are listed on SCHEDULE 3.1 attached hereto) where the nature of their properties or their businesses (present or proposed) requires such qualification, except where the failure to be so qualified or be in good standing could not reasonably be expected to have a material adverse effect on the prospects, condition (financial or otherwise), properties, business or results of operations of the Borrower or the Borrower and its Subsidiaries taken as a whole.

          (b) Since the date of the Initial Financial Statement, the Borrower and each of its Subsidiaries have continued to engage in substantially the same business as that in which they were then engaged and are engaged in no unrelated business.

     3.2 CORPORATE AUTHORITY. The execution, delivery and performance of the Loan Documents and the transactions and other documents contemplated hereby and thereby are within the Borrower's and each of its Subsidiaries corporate authority, have been authorized by all necessary corporate proceedings on the part of the Borrower and each such Subsidiary and do not and will not contravene any provision of law, or any charter document or by-laws of the Borrower or any such Subsidiary, or contravene any provisions of, or constitute an Event of Default hereunder or a default under, or an event which with the lapse of time or the giving of notice, or both, would constitute an Event of Default hereunder or a default under any other agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to the Borrower, any of its Subsidiaries or any of their respective properties, or result in the creation, other than in favor of the Agent, of any mortgage, pledge, security interest, lien, Encumbrance or charge upon any of the properties or assets of the Borrower or any of its Subsidiaries. Based upon information available to the Borrower, all of the stockholders of the Borrower owning more than 5% of the issued and outstanding capital stock of the Borrower, the number of shares held by each, and the percentage of outstanding shares represented by the holdings of each are set forth on SCHEDULE 3.2 attached hereto.

     3.3 VALID OBLIGATIONS. The Loan Documents have been duly executed and delivered and constitute the legal, valid and binding obligations of the Borrower and each of its Subsidiaries as applicable, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relative to limiting creditors' rights generally.

     3.4 APPROVALS. The execution, delivery and performance of the Loan Documents and the transactions and other documents contemplated hereby and thereby do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, any stockholder or creditor, or any other person (other than filings and registrations with the Securities and Exchange Commission).

     3.5 TITLE TO PROPERTIES; ABSENCE OF LIENS. As of the date of this Agreement, the Borrower and each of its Subsidiaries (if any) have good and marketable title to all of their respective properties, assets and rights of every name and nature now purported to be owned by them, including without limitation the properties, assets and rights reflected in the Initial Financial Statement, in each case free from all liens, charges and Encumbrances whatsoever, except as set forth on SCHEDULE 3.5 attached hereto or permitted by subsection 5.7, and free from all defects of title that might materially and adversely affect the value or use of such properties, assets or rights. All real property owned and leased by the Borrower and its Subsidiaries is described on
SCHEDULE 3.5.

     3.6 COMPLIANCE. The Borrower and each of its Subsidiaries have all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations and other rights and privileges (including patents, trademarks, trade names and copyrights) to allow them to own and operate their businesses without any violation of law or the rights of others (except for any such right or privilege as would not materially and adversely affect the prospects, condition (financial or otherwise), properties, business or results of operations of the Borrower or of the Borrower and its Subsidiaries taken as a whole); and the Borrower and each of its Subsidiaries are duly authorized, qualified and licensed under and, except as described in SCHEDULES 3.6 AND 3.11, in material compliance with all applicable laws, regulations, authorizations and orders of public authorities, including, without limitation, laws relating to hazardous materials, hazardous waste and protection of the environment. Except as described in SCHEDULE 3.6, the Borrower and each of its Subsidiaries have performed all obligations required to be performed by them under, are not in default under or in violation of, their charters or By-Laws, and to Borrower's knowledge are not in default under or in violation of any material agreement, contract, lease, mortgage, note, bond, indenture, license or other instrument or undertaking to which they are a party or by which any of them or any of their properties are bound.

     3.7 FINANCIAL STATEMENTS. The Borrower has furnished to the Agent the consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 1996 and the related statements of earnings and retained earnings and cash flows for the period then ended, each subject to adjustments (the "INITIAL FINANCIAL STATEMENTS"), which were prepared by the Borrower in accordance with GAAP. At the date hereof, the Borrower and its Subsidiaries have no Indebtedness or other material liabilities, debts or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, but not limited to, liabilities or obligations on account of taxes or other governmental charges, that are not set forth on the Initial Financial Statement or on
SCHEDULE 3.7 attached hereto or that have not been previously disclosed in the proforma financial statements delivered to Agent pursuant to Section 4.1.1(n). On or before April 1, 1997, the Borrower shall furnish to the Agent the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 1996, which statement shall be certified by the Borrower's Accountants and which shall fairly present the financial position of the Borrower and its Subsidiaries at the close of business on such date and the result of their operations for the period then ended.

     3.8 SOLVENCY. The Borrower and each of its Subsidiaries have and, after giving effect to the Loans will have, assets (both tangible and intangible) having a fair saleable value in excess of the amount required to pay the probable liability on their then-existing debts (whether matured or unmatured, liquidated or unliquidated, fixed or contingent); the Borrower and each of its Subsidiaries have and will have access to adequate capital for the conduct of their businesses and the discharge of their debts incurred in connection therewith as such debts mature; neither the Borrower nor any of its Subsidiaries was Insolvent immediately prior to the consummation of the Loans, and immediately after giving effect thereto, neither the Borrower nor any of its Subsidiaries will be Insolvent.

     3.9 EVENTS OF DEFAULT; ADVERSE CHANGES.
         ----------------------------------

          (a) As of the date of this Agreement, no Event of Default exists, and no event or condition exists which with the passage of time or the giving of notice, or both, would constitute an Event of Default.

          (b) Since the date of the Initial Financial Statement there have been no changes in the prospects, assets, liabilities, financial condition or business of the Borrower or any of its Subsidiaries the effect of which has, individually or in the aggregate, been materially adverse to the Borrower or the Borrower and its Subsidiaries, taken as a whole.

     3.10 TAXES. Except as disclosed on SCHEDULE 3.6 hereto, the Borrower and each of its Subsidiaries have filed all federal, state and other tax returns required to be filed with each jurisdiction in which the Borrower or any such Subsidiary may have tax liability, and all taxes, assessments and other such governmental charges due from the Borrower and such Subsidiaries have been fully paid. The Borrower and each of its Subsidiaries have not executed any waiver that would have the effect of extending the applicable statute of limitations in respect of tax liabilities. Except as disclosed in writing to the Agent prior to the Effective Date, the Borrower and each of its Subsidiaries have established on their books reserves adequate for the payment of all federal, state and other tax liabilities. The Borrower has filed a claim for a refund of federal taxes of not less than $4,700,000 and, to the best knowledge of the Borrower, the Borrower is entitled to receive the full amount of such claimed refund.

     3.11 LITIGATION. There is no litigation, proceeding or governmental investigation, administrative or judicial, pending or threatened against the Borrower or any of its Subsidiaries, which, if decided adversely to the Borrower or such Subsidiary, could reasonably be expected to have a materially adverse effect on the business, properties or condition (whether financial or otherwise) of the Borrower or any of its Subsidiaries or on the ability of the Borrower or any of its Subsidiaries to perform their respective obligations under the Loan Documents or under any other agreement or document contemplated hereby or thereby, except as disclosed in SCHEDULE 3.11.

     3.12 SUBSIDIARIES. As of the date of this Agreement, all the Subsidiaries of the Borrower are listed on SCHEDULE 3.12. hereto. The Borrower or a Subsidiary of the Borrower is the owner, free and clear of all liens and Encumbrances, of all of the issued and outstanding stock of each Subsidiary of the Borrower, except liens and Encumbrances in favor of the Agent and except as disclosed on SCHEDULE 3.12 hereto. All shares of such stock have been validly issued and are fully paid and nonassessable, and no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding.

     3.13 RESTRICTIONS ON THE BORROWER OR SUBSIDIARIES. Except for the Loan Documents, neither the Borrower nor any of its Subsidiaries is party to or bound by any contract, agreement or instrument, nor subject to any charter or other corporate restriction, materially and adversely affecting its business, property, assets, operations or conditions, financial or otherwise.

     3.14 ERISA. The Borrower, its Affiliates and each "employee pension benefit plan" and each "employee welfare benefit plan" (as defined in ERISA) maintained by the Borrower or any ERISA Affiliate (collectively, the "PLANS") are in compliance with ERISA and the provisions of the Code applicable to the Plans, except to the extent that any non-compliance would not have a material, adverse effect upon the Borrower and its Subsidiaries, their properties, businesses or prospects; none of the Borrower, any ERISA Affiliate of the Borrower or any Plan has engaged in a "prohibited transaction" (as defined in ERISA and the Code) which would subject the Borrower, any ERISA Affiliate of the Borrower or such Plan to a tax or penalty imposed on a "prohibited transaction"; none of the Borrower, any ERISA Affiliate or any Plan has incurred any "accumulated funding deficiency" (as defined in ERISA); except as set forth in the Initial Financial Statements, the aggregate current value of all assets of the Plans which are single-employer plans is at least equal to the aggregate current value of all accrued benefits under such Plans; neither the Borrower nor any ERISA Affiliate of the Borrower has incurred any liability to the Pension Benefit Guaranty Corporation over and above premiums required by law;

and neither the Borrower nor any ERISA Affiliate of the Borrower have terminated any Plan in a manner which could result in the imposition of a lien on the property of the Borrower or such ERISA Affiliate.

     3.15 ENVIRONMENTAL AND REGULATORY COMPLIANCE. As to each of the real properties owned or leased by the Borrower or any of its Subsidiaries, all as described on SCHEDULE 3.15, each such property is presently in compliance in all material respects with, and has in full force and effect all permits or approvals required by, all applicable building, zoning, anti-pollution, hazardous substance, hazardous material, oil, environmental, health, safety or other laws, ordinances or regulations and neither the Borrower nor any of its Subsidiaries has received notification that any of the foregoing properties is in violation of any of the foregoing provisions. Except as set forth on SCHEDULE 3.15, no inquiry, notice or threat to give notice by any governmental authority has been received by the Borrower or any of its Subsidiaries with respect to the generation, storage or disposal of any hazardous substances, hazardous material or oil or release or threat of release thereof, or with respect to any violation of any federal, state or local environmental, health or safety statute or regulation. For the purposes of this Section, (i) "hazardous substances" shall mean "hazardous substances" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, ET SEQ., and regulations thereunder or under the provisions of any other applicable state, county or municipal law, ordinance, rule or regulation, (ii) "hazardous material" and "oil" shall mean "hazardous material" and "oil", respectively, as defined in the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, as amended, M.G.L. Chapter 21E, and regulations thereunder or under the provisions of any other applicable state, county or municipal law, ordinance, rule or regulation, and "release" or "threat of release" shall mean such terms as they are defined in any of the foregoing laws, ordinances, rules or regulations, as applicable.

     3.16 LABOR RELATIONS. Neither the Borrower nor any Subsidiary or Affiliate of the Borrower is engaged in, or, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, will be engaged in an unfair labor practice. Except as set forth on SCHEDULE 3.16, there is (i) no unfair labor practice complaint pending or, to the best of the Borrower's knowledge, threatened against the Borrower or any of its Subsidiaries or, to the extent such practice could reasonably be expected to have a material adverse effect on the Borrower or the Borrower and its Subsidiaries, taken as a whole, against any Affiliate of the Borrower, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending or, to the best of the Borrower's knowledge, threatened against the Borrower or any of its Subsidiaries or, to the extent such practice could reasonably be expected to have a material adverse effect on the Borrower or the Borrower and its Subsidiaries, taken as a whole, against any Affiliate of the Borrower, (ii) no strike, labor dispute, slowdown or stoppage or similar employee action pending or threatened against the Borrower or any of its Subsidiaries or, to the extent such action could reasonably be expected to have a material adverse effect on the Borrower or the Borrower and its Subsidiaries, taken as a whole, against any Affiliates, and (iii) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or its Subsidiaries and, to the extent that such question could reasonably be expected to have a material adverse effect on the Borrower or the Borrower and its Subsidiaries, taken as a whole, with respect to any Affiliates of the Borrower.

     3.17 PLACES OF BUSINESS. The Borrower and its Subsidiaries have no places of business other than those shown in SCHEDULE 3.17. The Borrower will notify the Agent in writing at least 30 days in advance of any change in the location of any place of business or the location of any Collateral, or of the establishment of any new place of business or location of Collateral, or office where it or its Subsidiaries' records are kept.

     3.18 LEGAL NAME. The Borrower's and each of its Subsidiaries' exact legal names are as set forth in this Agreement and Borrower will not undertake or commit to undertake any act which will result in a change of the Borrower's or any Subsidiary's legal name without giving the Agent at least 30 days prior written notice of same. Neither the Borrower nor any of its Subsidiaries has used any other corporate or fictitious name except for those names set forth in
SCHEDULE 3.18.

     3.19 EXISTING LOANS. The Borrower hereby acknowledges and agrees that immediately prior to the effectiveness of this Agreement, Existing Loans in an aggregate principal amount of $__________ were outstanding under the Existing Loan Agreement and that, notwithstanding the fact that Subsidiaries of the Borrower may have been the borrower under the Existing Loan Agreement with respect to certain of the Existing Loans, the Borrower has no rights of set off or counterclaim with respect to the Existing Loans and has no defenses to the payment thereof.

     3.20 GOVERNMENTAL REGULATION. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

     3.21 SECURITIES ACTIVITIES. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

     SECTION 4. CONDITIONS.
                ----------

     4.1 CONDITIONS TO EFFECTIVENESS. The effectiveness of this Agreement and the obligation of the Agent or any Bank to make any Loan or to issue or participate in any Letter of Credit is subject to the fulfillment on the date hereof of the following conditions precedent:

          4.1.1 DELIVERY OF DOCUMENTS; PAYMENTS OF FEES AND EXPENSES. Receipt by the Agent of the following agreements, documents, certificates and opinions in form and substance satisfactory to the Agent and the Banks and their respective counsel and duly executed and delivered by the respective parties thereto:

               (a) This Agreement;

               (b) The Revolving Notes;

               (c) The Term Notes;

               (d) The Debenture and amendments to each Security Agreement other than the Debenture, each satisfactory in form and substance to the Agent, including (i) that certain First Amendment to Security Agreement (all Asset) executed by the Borrower, (ii) that certain First Amendment to Collateral Assignment of Patents executed by the Borrower, (iii) that certain First Amendment to Collateral Assignment of Trademarks executed by the Borrower, (iv) that certain First Amendment to Security Agreement (All Asset) executed by Safety International, (v) the Safety Canada Hypothec and
     (vi) the Orleans Hypothec.

               (e) A Borrowing Base Certificate;

               (f) The Guaranty and the Subsidiary Guaranties;

               (g) A favorable legal opinion addressed to the Agent and the Banks from Kassler & Feuer, P.C., counsel to the Loan Parties and from applicable local counsel, each dated as of the Effective Date and satisfactory in form and substance to the Agent, together with evidence satisfactory to the Agent that the Loan Parties have instructed such counsel to deliver such opinions to the Agent and the Banks;

               (h) UCC-1 and UCC-3 Financing Statements, as applicable;

               (i) Long-form certifications from governmental officials evidencing the legal existence and corporate and tax good standing of each Loan Party as of the most recent practicable date for the applicable jurisdiction of incorporation of each Loan Party and each other jurisdiction in which it is qualified as a foreign corporation to do business;

               (j) Officers' Certificates of each Loan Party as to authorizing resolutions, incumbency of officers and specimen signatures, and certifying that there have no changes to the Charter and By-Laws of such Loan Party since December 31, 1995 and that such documents remain in full force and effect (with a copy of the resolutions, Charter and Bylaws of the applicable Loan Party attached);

               (k) Any required consents to this Agreement and the other Loan Documents from any third parties;

               (l) Reimbursement for fees and disbursements of O'Melveny & Myers LLP, counsel to the Agent;

               (m) Evidence of insurance coverage with respect to the Borrower, its Subsidiaries and the Collateral; and

               (n) Projected financial statements for the Borrower and its Subsidiaries for their 1997 fiscal year, satisfactory in form and substance to the Agent.

          4.1.2 FIELD EXAMINATIONS. The Agent and the Banks shall have received the results of a field examinations of the Loan Parties' Collateral, books, records and businesses, the results of which shall be satisfactory to the Banks in their sole discretion.

          4.1.3 COLLATERAL. The Agent and the Banks shall have confirmed that the Agent holds a valid, perfected first-priority security interest in the Collateral (including without limitation the capital stock of the Borrower's Subsidiaries), free of all Encumbrances other than those permitted hereunder.

          4.1.4 WARRANTS. The Borrower shall have issued warrants, satisfactory in form and substance to the Banks, for the purchase of 350,000 shares of common stock of the Borrower and such warrants shall have been deposited in escrow pursuant to an escrow agreement satisfactory in form and substance to the Banks.

          4.1.5 PURCHASE AGREEMENT. The Purchase Agreement shall be satisfactory in form and substance to the Banks and shall have become effective in accordance with its terms. The Prior Agent and the Prior Lenders shall have executed all documents (including without limitation UCC assignment forms) and taken all actions necessary or requested by the Agent to assign to the Agent and the Banks, as applicable, all security interests, filings and instruments in form of the Prior Agent and the Prior Lenders, including without limitation delivery to the Agent of all Collateral held by the Prior Agent and the Prior Lenders. Without limiting the generality of the foregoing, the Prior Agent, Prior Lenders and Michael Lerner shall execute all documents and take all actions required or reasonably requested by the Agent in order to assign all rights under the Lerner Pledge Agreement to the Agent and grant in favor of the Agent a first priority perfected security interest in all Collateral under and as defined in the Lerner Pledge Agreement.

          4.1.6 FEES AND EXPENSES. The Borrower shall have paid to GSCP all fees and expenses required to be paid on or prior to the Effective Date pursuant to that certain letter agreement regarding fees dated as of the date hereof by and between the Borrower and GSCP.

          4.1.7 REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Section 3 hereof shall be true and accurate in all material respects on and as of the date of the initial Loan or other advance of credit, the Loan Parties shall have performed and complied with all covenants and conditions required in this Agreement and the other Loan Documents to be performed or complied with by them prior to the making of such Loan or other advance of credit, and no event shall have occurred and be continuing and no condition shall exist, or would result from the Loans to be made on the date hereof or the transactions contemplated hereby, which would constitute, or with the passage of time or the giving of notice, or both, would constitute, an Event of Default.

          4.1.8 ADDITIONAL DOCUMENTS. The Borrower shall have provided the Agent with such additional instruments, certificates, opinions and other documents as the Agent shall request.

          4.2 CONDITIONS TO EACH REVOLVING LOAN AND LETTER OF CREDIT. The obligation of the Agent or any Bank to make any Loan and to try to cause any Person to issue any Letter of Credit is subject to the fulfillment to the reasonable satisfaction of the Agent and the Banks immediately prior to or contemporaneously with such Loan or Letter of Credit of each of the following conditions:

          4.2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement, any other Loan Document or otherwise made in writing by or on behalf of the Borrower or any other Loan Party pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects at the time of each Funding Date (except for representations and warranties limited as to time or with respect to a specific event, which representations and warranties shall continue to be limited to such time or event) with and without giving effect to the Revolving Loans to be made or the Letters of Credit to be issued, as applicable, at such time and the application of the proceeds thereof.

          4.2.2 PERFORMANCE OF AGREEMENTS. The Borrower and each other Loan Party shall have performed and complied with all agreement and conditions contained in this Agreement and the other Loan Documents required to be performed or complied with by the applicable Funding Date;

          4.2.3 NO DEFAULT. No condition or event that constitutes an Event of Default or that, after notice or lapse of time or both, would constitute an Event of Default shall have occurred and be continuing; and

          4.2.4 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the prospects, condition (financial or otherwise), business or properties of the Borrower or any of its Subsidiaries since the date of this Agreement.

          4.2.5 RECEIPT OF NOTICE. The Agent shall have received before the Funding Date, in accordance with the provisions of Section 2.1, an originally executed Notice of Borrowing or a notice reasonably satisfactory in form and substance to the Agent regarding the issuance of a letter of credit, as applicable.

          4.2.6 NO VIOLATION OF GOVERNMENTAL AUTHORITY. No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Bank from making Loans to be made by it or from issuing the Letter of Credit to be issued by it, on that Funding Date;

          4.2.7 MARGINS AND REGULATIONS. The making of the Loans requested on such Funding Date shall not violate any law including, without limitation, Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; and

          4.2.8 LITIGATION. There shall not be pending or, to the knowledge of the Borrower, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries that has not been disclosed by the Borrower in writing and that is required to be so disclosed pursuant to Section 5.14 prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed that, in either event, in the reasonable judgment of the Agent or of Majority Banks, could be reasonably expected to have a material adverse effect on the condition (financial or otherwise), business, properties or prospects of the Borrower or the Borrower and its Subsidiaries, taken as a whole, since the date of this Agreement, and no injunction or other restraining order shall have been pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

     SECTION 5. COVENANTS.
                ---------

     During the term of this Agreement and so long as any Indebtedness of the Borrower in respect of any Loan or any Letter of Credit remains outstanding:

     5.1 FINANCIAL REPORTING. The Borrower shall furnish to the Agent and to each of the Banks:

               (a) as soon as available to the Borrower, but in any event within 90 days after each fiscal year-end, the Borrower's consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of, and related statements of income and retained earnings and cash flow for, such fiscal year prepared in accordance with GAAP and, in the case of such statements, certified by the Borrower's Accountants; and concurrently with such financial statements, a written statement by the Borrower's Accountants that, in the making of the audit necessary for their report and opinion upon such financial statements, they have obtained no knowledge of any Event of Default, or knowledge of any event which, with the passage of time, will constitute such Event of Default, or, if in the opinion of such accountant such Event of Default or event exists, they shall disclose in such written statement the nature and status thereof;

               (b) as soon as available to the Borrower, but in any event within 30 days after the close of each fiscal month, the consolidating balance sheet of the Borrower and its Subsidiaries as at the end of, and related consolidating statements of income and retained earnings and cash flow for, the portion of the fiscal year then ended and for such month, prepared in accordance with GAAP applied in a manner consistent with the audited financial statements required by clause
          (a) above (setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the projections delivered pursuant to Section 4.1(n) or Section 5.1(i)) and certified by the respective chief financial officer of the respective Loan Party and by the chief financial officer for the Borrower, and a written statement (if such is the case, or statement that such is not the case) by such chief financial officer that the respective Loan Party was in compliance as of the end of such month with all of the covenants and agreements contained in this Agreement and the other Loan Documents, together with a Covenant Compliance Certificate.

               (c) within fifteen (15) days after the close of each calendar month, the Borrower shall deliver to the Agent (i) a report of Inventory on a form supplied by the Agent and certified by the chief financial officer of the applicable Loan Party and by the chief financial officer of the Borrower, setting forth an analysis of Inventory value, (ii) an accounts receivable monthly aging data report, in form satisfactory to Agent and the Banks, reflecting all Accounts of each Loan Party as of the close of such calendar month and showing a total amount due from each Account debtor and the date on which each such Account was created, (iii) an accounts payable monthly aging data report in form satisfactory to the Agent and the Banks, and
          (iv) such other information as the Agent or Majority Banks shall reasonably request. In addition, the Borrower shall submit (x) a detailed analysis of deductions, closeouts and Accounts Receivable reserve and a reconciliation of the Accounts Receivable roll forward through the last day of each month to the actual end of month balances and (y) a detailed analysis of changes in the Inventory reserve and a detailed analysis of revenue and cost of sales or bulk sales or other dispositions of Inventory outside the ordinary course and (z) a report detailing the shipment or other delivery of inventory in connection with a bulk sale of inventory or other disposition of inventory outside the ordinary course.

               (d) promptly as soon as it becomes available but in any event, within 20 days after each fiscal year end, a reconciliation report of Loan Parties' Inventory and copies of any reports and reconciliation of Loan Parties' Inventory prepared by Borrower's Accountants (including any workpapers related thereto if the Agent so requests);

               (e) promptly as they become available, but in any event within 120 days after the end of each fiscal year, a copy of each report (expressly including any so-called "management letters") submitted to the Borrower or any of its Subsidiaries by Borrower's Accountants in connection with each annual audit of the books of the Borrower and its Subsidiaries by Borrower's Accountants or in connection with any interim audit thereof pertaining to any phase of the businesses of the Borrower or any of its Subsidiaries;

               (f) promptly as they become available, copies of all such financial statements, proxy material and reports as it shall send to or make available to stockholders or holders of any Indebtedness of the Loan Parties;

               (g) By 12:00 noon New York City time on the first Business Day of each week, a Borrowing Base Certificate as of 9:00 a.m. of that day, substantially in the form of EXHIBIT VI hereto (the "BORROWING BASE

          CERTIFICATE") together with such other information regarding Inventory and Accounts Receivable as the Agent or any Bank may reasonably require. The Borrowing Base Certificates shall be reviewed, at the Borrower's expense, on a monthly basis by Policano & Manzo or other examiners acceptable to the Agent;

               (h) from time to time, such other financial data and information about the Borrower and its Subsidiaries and the Collateral as the Agent or any Bank may reasonably request; and

               (i) at least 30 days prior to the end of each fiscal year, PRO FORMA projections for the Borrower and its Subsidiaries for the next fiscal year, including pro forma balance sheets as at the end of each fiscal month, income statements, cash flow statements and such other statements as the Agent or any Bank may reasonably request and in form and substance satisfactory to the Agent and the Banks, all prepared on a basis consistent with financial statements required by clause (a);

               (j) immediately upon receipt, a written statement detailing receipt of any payments or other proceeds received in connection with such bulk sales, other dispositions or tax refunds, as set forth in
          Section 5.32 below.

     5.2  CONDUCT OF BUSINESS. The Borrower and each of its Subsidiaries shall:

               (a) duly observe and comply with all applicable laws and all requirements of any governmental authorities relative to its corporate existence, rights and franchises, to the conduct of their businesses and to their property and assets, and shall maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of their businesses, to the extent that the failure to do so might have a material adverse effect on the business, Collateral, financial conditions or prospects of the Borrower or of the Borrower and its Subsidiaries, taken as a whole; and

               (b) maintain their respective corporate existences and remain or engage in substantially the same business as that in which they are now engaged and in no unrelated business except with the written consent of the Majority Banks, and except that the Borrower or any of its Subsidiaries may, upon notice to the Agent and the Banks, withdraw from any business activity which its respective Board of Directors deems unprofitable or unsound.

     5.3  MAINTENANCE AND INSURANCE.
          -------------------------

               (a) The Borrower and each of its Subsidiaries will maintain and keep their real and personal properties in good repair, working order and condition, ordinary wear and tear excepted and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto so that their businesses may be properly and advantageously conducted at all times. The Borrower and each of its Subsidiaries at all times will maintain insurance with such insurance companies, in such amounts (including, without limitation, so-called "all-risk" coverage at replacement value and "broad form" liability coverage), against such hazards and liabilities and for such purposes as the Agent determines is reasonable and as is customary in the industry for companies of established reputation engaged in the same or similar businesses and owning or operating similar properties. The Agent shall be named as loss payee and additional insured under the Borrower's and each Subsidiary's insurance and shall be given 30 days' advance notice of any cancellation of insurance.

               (b) Upon request of the Agent from time to time, the Borrower shall furnish to the Agent duplicate original insurance policies, certificates or other evidence satisfactory to the Agent of compliance with the foregoing insurance provisions. If the Borrower fails to provide or cause to be provided such insurance, the Agent, in its sole discretion, may provide such insurance and charge the cost to the Loan Account or to the Borrower's or any of its Subsidiaries' deposit accounts with the Agent or any Bank. Any payment not recovered from the Borrower shall bear interest at the then rate of interest under the Revolving Notes. The Agent shall not, by the fact of approving, disapproving, or accepting any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurance companies or payment of lawsuits, and the Borrower hereby expressly assume full responsibility therefor and liability, if any, thereunder.

     5.4 TAXES. The Borrower and each of its Subsidiaries shall pay or cause to be paid all taxes, assessments or governmental charges on or against them or their properties prior to such taxes becoming delinquent, except for any tax, assessment or charge (other than any charge for environmental cleanup costs referred to in Section 5.20) which is being contested in good faith by proper legal proceedings and with respect to which adequate reserves have been established and are being maintained. The Borrower shall respond promptly to any notices or requests for information from any governmental authority in connection with any audit or inquiry by such governmental authority regarding taxes paid or payable by the Borrower and its Subsidiaries.

     5.5 LIMITATION OF INDEBTEDNESS. Except with the prior written consent of the Agent and Majority Banks, neither the Borrower nor any Subsidiary of the Borrower shall create, incur, assume or suffer to exist, or in any manner become or be liable directly or indirectly with respect to, any Indebtedness except:
(a) the Obligations; (b) Indebtedness existing on the date of this Agreement, listed and described, but only to the extent so listed and described, on the Initial Financial Statement or on SCHEDULES 3.7 OR 5.5 attached hereto; (c) Indebtedness for taxes, assessments or governmental charges to the extent that payment therefor shall at the time not be required to be made in accordance with
Section 5.4; and (d) Indebtedness on open account for the purchase price of services, materials and supplies incurred by the Borrower or any of its Subsidiaries in the ordinary course of business (not as a result of borrowing), so long as all of such open account Indebtedness shall be promptly paid and discharged when due (or in conformity with customary trade practices of the Borrower), except for any such open account Indebtedness which is being contested in good faith by the Borrower or such Subsidiary.

     5.6 GUARANTIES. Except as described in SCHEDULE 5.6, neither the Borrower nor any of its Subsidiaries is or shall become or be liable by way of guaranty, surety or other arrangement for the Indebtedness or obligations of any nature or kind of any other entity or person (including any Subsidiary or Affiliate), except for endorsement of instruments for collection in the ordinary course of business by the Borrower of leases of real property occupied or to be occupied by any of the other Loan Parties, which leases do not involve more than $300,000.00 in any calendar year in any one instance.

     5.7 RESTRICTIONS ON ENCUMBRANCES. Neither the Borrower nor any of its Subsidiaries shall create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor ("ENCUMBRANCES"), upon or with respect to any property or assets, real or personal, of the Borrower or such Subsidiary, or assign or otherwise convey any right to receive income, except:

               (a) Encumbrances existing on the date of this Agreement and set forth on SCHEDULE 3.5; or

               (b) Liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same is not required in accordance with the provisions of Section 5.4; or

               (c) Encumbrances in favor of the Agent; or

               (d) Liens of mechanics, laborers, materialmen, carriers and warehousemen arising by operation of law to secure payment for labor, materials, supplies or services incurred in the ordinary course of business of the Borrower or any of its Subsidiaries, but only if the payment thereof is not at the time required and such liens do not, individually or in the aggregate, materially detract from the value or limit the use of any property subject thereto; or

               (e) Deposits made in the ordinary course of the Borrower's or any of its Subsidiaries' businesses in connection with workmen's compensation, unemployment insurance, social security and other similar laws.

     5.8  CORPORATE EXISTENCE; FUNDAMENTAL CHANGES.
          ----------------------------------------

               (a) Except as expressly provided herein, the Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to the business of the Borrower and its Subsidiaries on a consolidated basis. Without limiting the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, file and diligently process to completion applications for all material permits, licenses and other governmental approvals necessary for the operation of its debt collection business.

               (b) Neither the Borrower any of its Subsidiaries will alter the corporate, capital or legal structure of the Borrower or any of its Subsidiaries, create any new Subsidiaries, or consolidate or merge with or into any other corporation or other entity, or acquire the assets or stock of any entity, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or sell, lease, transfer or otherwise dispose of any portion of its assets, other than
          (i) the sale of finished goods in the ordinary course of business,
          (ii) the disposition of scrap, waste and obsolete items in the ordinary course of business and (iii) as otherwise expressly permitted by this Agreement; PROVIDED that Orleans and Safety Canada may merge with each other.

     5.9 INVESTMENTS AND LOANS. Neither the Borrower nor any of its Subsidiaries shall make or have outstanding at any time any investments in or loans to any other Person (including any Subsidiary), whether by way of advance, guaranty, extension of credit, capital contribution, purchase of stocks, notes, bonds or other securities or evidences of Indebtedness, or acquisition of limited or general partnership interests, other than: (a) loans and advances to any wholly owned Subsidiary of the Borrower not in excess of $750,000 to Safety Europe, $1,000,000 to Orleans, and $1,100,000 to Safety Canada in the aggregate outstanding at any time, exclusive of money owed as a result of sales of goods in the ordinary course of business on normal business terms; (b) those loans and advances which are scheduled on SCHEDULE 5.9(ii); (c) in direct obligations of the United States of America, maturing within one year of their issuance; (d) in time certificates of deposit or repurchase agreements, maturing within one year of their issuance, from banks in the United States having capital, surplus and undivided profits in excess of $200,000,000; (e) in short-term commercial paper carrying the investment grade rating by Moody's or Standard and Poor's rating services and issued by corporations in currency of the United States of America;
(f) in shares of money-market mutual funds having assets in excess of $100,000,000, all of the assets of which consist of investments referred to in clauses (a) through (c) inclusive above.

          5.10 MAXIMUM CAPITAL EXPENDITURES.
               ----------------------------

                    (a) The consolidated Capital Expenditures of the Borrower
               and its Subsidiaries, measured as of any date set forth below on a cumulative basis from January 1, 1997, shall not be more than the applicable amount set forth below:

                                                       MAXIMUM CAPITAL
               DATE                                        EXPENDITURES
               ----                                        ------------

               February 28, 1997                            $1,700,000
               March 31, 1997                                2,260,000
               April 30, 1997                                2,680,000




               May 31, 1997                                  3,260,000
               June 30, 1997                                 3,460,000
               July 31, 1997                                 3,700,000
               August 31, 1997                               3,950,000
               September 30, 1997                            4,190,000
               October 31, 1997                              4,430,000
               November 30, 1997                             4,675,000
               December 31, 1997                             4,920,000
               January 31, 1998                              5,200,000
               February 28, 1998                             5,500,000
               March 31, 1998                                6,000,000

                    (b) The Borrower shall not, and shall not permit its
               Subsidiaries to, make, at any time during Borrower's 1997 fiscal year, any commitment, or otherwise become obligated, to make Capital Expenditures during Borrower's 1998 fiscal year in an aggregate amount in excess of $4,000,000.

     5.11 RESTRICTED PAYMENTS. Neither the Borrower nor any of its Subsidiaries shall pay, make, declare, authorize or set apart any sum for any Restricted Payment.

     5.12 ERISA COMPLIANCE.
          ----------------

          (a) Each Plan shall comply with ERISA. None of the Borrower, any ERISA Affiliate of the Borrower, any Plan or any fiduciary thereof shall (i) engage in any Prohibited Transaction, (ii) incur any "accumulated funding deficiency" (as defined in Section 412(a) of the Code and Section 302 of ERISA, or (iii) terminate any Pension Plan in a manner which could result in the imposition of a lien on any property of any of the Borrower or any ERISA Affiliate of the Borrower.

          (b) With respect to any Plan, the Borrower shall, or shall cause its Affiliates to, furnish to the Agent promptly (i) written notice of the occurrence of a Reportable Event, (ii) a copy of any request for a waiver of the funding standards or an extension of the amortization periods required under Section 412 of the Code and Section 302 of ERISA, (iii) a copy of any notice of intent to terminate any Plan, (iv) notice that the Borrower or any ERISA Affiliate of the Borrower will or may incur any liability to or on account of a Plan under Sections 4062, 4063, 4064, 4201 or 4204 of ERISA, and (v) a copy of the annual report of each Plan (Form 5500 or comparable form) required to be filed with the IRS and/or the Department of Labor. Any notice to be provided to the Agent under this Section shall include a certificate of the chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or the applicable ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be filed with or by the Borrower, any ERISA Affiliate of the Borrower, the PBGC, the IRS, the trustee or the plan administrator with respect thereto.

          (c) Promptly after the adoption by the Borrower or any ERISA Affiliate of the Borrower of any Plan subject to ERISA, the Borrower shall notify the Agent of such adoption and of the vesting and funding schedules and other principal provisions thereof.

     5.13 NOTIFICATION OF DEFAULT. Upon becoming aware of the existence of any Event of Default, or any condition or event which would upon notice or passage of time, or both, constitute an Event of Default, the Borrower shall promptly give the Agent written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto.

     5.14 NOTIFICATION OF MATERIAL LITIGATION. The Borrower shall promptly notify the Agent in writing of (a) any litigation or of any investigative proceedings of a governmental agency or authority commenced or threatened against the Borrower or any of its Subsidiaries which could reasonably be expected to be materially adverse to the prospects, business or the financial condition of the Borrower or of the Borrower and its Subsidiaries, taken as a whole, and (b) the issuance of any judgment, award, decree, order or other determination in or relating to any such litigation or proceedings.

     5.15 NOTIFICATION OF MATERIAL ADVERSE CHANGE. The Borrower shall promptly notify the Agent of any occurrence, condition or event affecting the Borrower or any of its Subsidiaries which could reasonably be expected to constitute a material adverse change in or which could reasonably be expected to have a material adverse effect on the prospects, business, properties or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries, taken as a whole.

     5.16 INSPECTION BY THE AGENT AND THE BANKS. The Borrower shall, and shall cause its Subsidiaries to, permit the Agent or any one or more of the Banks or its designees, at any reasonable time and from time to time, to visit and inspect the properties of the Borrower and its Subsidiaries to examine and make copies of and take abstracts from the books and records of the Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with appropriate officers and employees. In connection therewith, the Agent may, using its reasonable customary procedures, communicate with account debtors to verify the existence, amount and payment terms of any Accounts Receivable. In the absence of an Event of Default or event which with the passage of time or giving of notice or both would become an Event of Default, the Agent shall not conduct more than three such field examinations in any calendar year. All expenses incurred by the Agent in connection with such visits, inspections and examinations shall be paid by the Borrower. In addition to the foregoing, upon receipt of a notice pursuant to Section 5.28(b), the Agent may cause Gordon Brothers Partners Inc. to do an appraisal analysis of the Inventory; PROVIDED that the aggregate amount payable pursuant to Section 9.7(a) in respect of any one such appraisal analysis shall not exceed $12,000.

     5.17 MAINTENANCE OF BOOKS AND RECORDS. The Borrower and its Subsidiaries shall keep adequate books and records of account in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP and applicable law including, without limitation, laws with respect to questionable, improper or corrupt payments.

     5.18 TRANSACTIONS WITH AFFILIATES. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into any purchase, sale, lease or other transaction with any Affiliate except in the ordinary course of business on terms that are no less favorable to the Borrower or any of its Subsidiaries than those which might be obtained at the time in a comparable arm's length transaction with any person (including an individual, corporation, partnership, trust and governmental agency or instrumentality) who is not an Affiliate; PROVIDED that, the Board of Directors of the Borrower shall approve each such transaction or such series of related transactions with an aggregate value of $50,000 or more (other than any transaction between the Borrower and one or more of its wholly owned Subsidiaries); PROVIDED HOWEVER that the Borrower may reimburse Michael Lerner and Michael Bernstein in an aggregate amount not to exceed $300,000 for sums paid by them to the Prior Lenders after the Effective Date for obligations relating to the Existing Loan Agreement.

     5.19 ENVIRONMENTAL REGULATIONS.
          -------------------------

          (a) The Borrower shall, and shall cause its Subsidiaries to, comply in all material respects with all applicable laws and regulations relating to pollution control, hazardous materials and hazardous waste in all jurisdictions in which any of them operates now or in the future, and the Borrower shall, and shall cause its Subsidiaries to, comply with all such laws and regulations that may in the future be applicable to the Borrower, its Subsidiaries and their properties and assets.

          (b) If the Borrower or any of its Subsidiaries shall (i) receive notice that any violation of any federal, state or local environmental law or regulation may have been committed or is about to be committed by the Borrower or any of its Subsidiaries, (ii) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower or any of its Subsidiaries alleging a violation of any federal, state or local environmental law or regulation or requiring the Borrower or any of its Subsidiaries to take any action in connection with the release of toxic or hazardous wastes or materials into the environment or (iii) receive any notice from a federal, state, or local governmental agency or private party alleging that the Borrower or any of its Subsidiaries may be liable or responsible for any costs associated with a response to or cleanup of a release of hazardous wastes or materials into the environment or any damages caused thereby, the Borrower shall provide the Agent with a copy of such notice within five (5) days after the Borrower's receipt or the applicable Subsidiaries' thereof. Within fifteen
     (15) days after the Borrower or any of its Subsidiaries has learned of the enactment or promulgation of any federal, state or local environmental law or regulation which may result in any material adverse change in the business, properties or condition (financial or otherwise) of any of the Borrower or any of its Subsidiaries, the Borrower shall provide the Agent with notice thereof.

     5.20 FISCAL YEAR. The Borrower and its Subsidiaries shall have fiscal years ending on December 31 of each year and shall not change such fiscal years without the prior written consent of the Agent.

     5.21 MINIMUM CONSOLIDATED NET WORTH. The Borrower shall not permit
Consolidated Net Worth as of any date set forth below to be less than an amount equal to the remainder of (a) Consolidated Net Worth as of December 31, 1996
MINUS the applicable amount set forth below:

                                                 CONSOLIDATED NET
          DATE                                        WORTH DEDUCTION
          ----                                        ---------------

          February 28, 1997                            $4,000,000
          March 31, 1997                                4,000,000
          April 30, 1997                                4,000,000
          May 31, 1997                                  4,000,000
          June 30, 1997                                 4,000,000
          July 31, 1997                                 4,000,000
          August 31, 1997                               3,900,000
          September 30, 1997                            3,800,000
          October 31, 1997                              3,800,000
          November 30, 1997                             3,650,000
          December 31, 1997                             3,500,000
          January 31, 1998                              3,400,000
          February 28, 1998                             3,300,000
          March 31, 1998                                3,200,000

     5.22 MINIMUM CONSOLIDATED EBITDA. The Borrower will not permit the consolidated EBITDA of the Borrower and its Subsidiaries, measured as of any date set forth below on a cumulative basis from January 1, 1997, to be less than the applicable amount set forth below:

                                                      MINIMUM
                                                      CONSOLIDATED
          DATE                                        EBITDA
          ----                                        ------

          February 28, 1997                           $<1,221,000>
          March 31, 1997                               <1,192,000>
          April 30, 1997                                 <381,000>
          May 31, 1997                                    739,000
          June 30, 1997                                 1,163,000
          July 31, 1997                                 2,058,000
          August 31, 1997                               3,240,000
          September 30, 1997                            4,565,000
          October 31, 1997                              5,063,000
          November 30, 1997                             6,490,000
          December 31, 1997                             8,013,000




          January 31, 1998                              9,500,000
          February 28, 1998                            11,000,000
          March 31, 1998                               12,500,000

     5.23 MINIMUM INTEREST COVERAGE RATIO. The Borrower will not permit the ratio of (a) consolidated EBITDA of the Borrower and its Subsidiaries to (b)
Consolidated Interest Expense, in each case measured as of any date set forth below on a cumulative basis from January 1, 1997, to be less than the applicable ratio set forth below:

                                                      MINIMUM INTEREST
          DATE                                        COVERAGE RATIO
          ----                                        --------------

          March 31, 1997                              <1.10> to 1:00
          April 30, 1997                               <.20> to 1:00
          May 31, 1997                                   .40 to 1:00
          June 30, 1997                                  .50 to 1:00
          July 31, 1997                                  .70 to 1:00
          August 31, 1997                               1.00 to 1:00
          September 30, 1997                            1.20 to 1:00
          October 31, 1997                              1.20 to 1:00
          November 30, 1997                             1.40 to 1:00
          December 31, 1997                             1.60 to 1:00
          January 31, 1998                              1.60 to 1:00
          February 28, 1998                             1.60 to 1:00
          March 31, 1998                                1.60 to 1:00


     5.24 CASH FLOW FROM ACCOUNTS PAYABLE AND INVENTORY. The consolidated net cash flow generated from changes in accounts payable and inventory (excluding inventory reductions resulting from inventory writedowns) of the Borrower and its Subsidiaries measured as of any date set forth below on a cumulative basis from January 1, 1997, shall not be less than the applicable amount set forth below:

                                             MINIMUM CASH FLOW
                                             FROM ACCOUNTS PAYABLE
          DATE                               AND INVENTORY
          ----                               -------------

          March 31, 1997                      $   630,000
          April 30, 1997                          920,000
          May 31, 1997                          3,340,000
          June 30, 1997                           970,000
          July 31, 1997                          <140,000>
          August 31, 1997                        <420,000>
          September 30, 1997                     <730,000>
          October 31, 1997                     <2,510,000>
          November 30, 1997                    <2,550,000>


          December 31, 1997                    <2,630,000>
          January 31, 1998                     <2,630,000>
          February 28, 1998                    <2,630,000>
          March 31, 1998                       <2,630,000>


     5.25 MINIMUM ACCOUNTS PAYABLE. The aggregate amount of consolidated accounts payable of the Borrower and its Subsidiaries shall not be less than (a) $11,500,000 at any time during the period from the Effective Date to and including September 30, 1997 and (b) $10,000,000 at any time thereafter.

     5.26 INVENTORY BULK SALES. The Borrower will use its best efforts to sell in bulk sales or other dispositions, any excess or discontinued Inventory.

     5.27 LOSS OR DEPRECIATION OF COLLATERAL. The Borrower shall notify the Agent immediately of the occurrence of each of the following events, if such event involves an aggregate amount in excess of $100,000, and shall in any event reflect each such occurrence (without regard to amount involved) in the next regularly scheduled financial reporting: (a) loss or depreciation in value of Base Inventory and the amount of the loss or depreciation and reason or basis for such loss or depreciation; (b) rejection, return, repossession or loss of any goods giving rise to any Base Account; (c) damage to any such goods; (d) any request by an account debtor for credit or adjustment of an Account in excess of normal adjustments and credits are prompt payment; (e) any adjustment by any Loan Party on the amount owing on an Account in excess of normal adjustments and credits; (f) any merchandise or other dispute; (g) any other event affecting Base Inventory or Base Accounts or the value or amount thereof or loss or depreciation in value of Base Inventory shall be immediately reflected in the Net Security Value of Base Inventory, and all payments on Base Accounts and all adjustments and credits with respect thereto, whether unilateral, negotiated or otherwise, shall be immediately reflected in the Net Outstanding Amount of Base Accounts.

     5.28 DISPOSITION OF COLLATERAL. (a) Neither the Borrower nor any of its Subsidiaries shall sell, assign, exchange or otherwise dispose of any of the Collateral, except for Inventory consisting of: (i) scrap, waste, defective goods and the like; (ii) obsolete goods and equipment; and (iii) finished goods sold in the ordinary course of business.

          (b) If the Borrower sells more than $2,000,000 of Inventory, other than obsolete Inventory in existence on the Effective Date and referred to on
SCHEDULE 1.1 hereto, in any consecutive 60-day period at an aggregate price of less than 120% of the aggregate original cost of such Inventory, the Borrower shall promptly deliver to the Agent written notice of such sales.

     5.29 OWNERSHIP OF SUBSIDIARIES. Except as set forth on SCHEDULE 3.12 hereto, the Borrower shall at all times continue to be the sole shareholder of Safety Canada, Safety Europe and International and none of such Subsidiaries shall issue any other shares of their common or preferred stock to any other Person or entity. Safety Canada shall at all times be the sole stockholder of Orleans and Orleans shall not issue any other shares of its common or preferred stock to any other Person or entity; PROVIDED that Orleans and Safety Canada may merge with each other.

     5.30 AMENDMENT OF CERTAIN DOCUMENTS. Neither the Borrower nor any of its Subsidiaries shall amend or otherwise change any terms of the Seller Notes.

     5.31 CASH MANAGEMENT SYSTEM. The Borrower shall maintain a cash management system reasonably satisfactory in form and substance to the Agent and such cash management system shall provide, among other things, that (a) all receipts of the Borrower and its Subsidiaries shall be deposited in lockbox accounts maintained at a cash manager reasonably satisfactory to the Agent, (b) neither the Borrower nor any of its Subsidiaries shall open any deposit account after the Effective Date without the prior written consent of the Agent and (c) all such receipts shall be applied daily to prepay Revolving Loans and may be reborrowed subject to the terms and conditions of Section 2.1. The deposit accounts in existence on the Effective Date are set forth or SCHEDULE 5.31 hereto. The Agent hereby acknowledges that Fleet National Bank is a satisfactory cash manager.

     5.32 INTEREST RATE AGREEMENTS. Upon the request of the Agent, the Borrower shall enter into, and maintain in full force and effect, interest rate agreements satisfactory in form and substance to the Agent.

     5.33 LERNER TRUST. Within 15 Business Days of the Effective Date, Michael Lerner shall establish the Lerner Trust, a Delaware business trust, pursuant to a trust agreement reasonably satisfactory in form and substance to the Agent and which shall provide, among other things, that (except with respect to the filing of a bankruptcy petition or other insolvency proceeding and issues related thereto, or upon the exercise of remedies with respect to the Lerner Trust) Michael Lerner shall retain voting rights with respect to stock contributed to the Lerner Trust. The trust estate of the Lerner Trust shall include $9,500,000 of cash or U.S. Treasury securities and capital stock of the Borrower with a fair market value on the date the trust is established of at least $2,000,000. In the event the value of the stock held by the Lerner Trust is at any time less than $2,000,000, Michael Lerner shall contribute to the trust estate additional capital stock of the Borrower so that the aggregate value of the capital stock held by the Lerner Trust will at all times be at least $2,000,000. Concurrently with the establishment of the Lerner Trust, (i) Michael Lerner shall amend and restate the Lerner Pledge Agreement substantially in the form attached as
EXHIBIT IX hereto in order to, among other things, grant a first priority perfected security interest in his interest in the Lerner Trust and (ii) Lerner Trust shall grant a first priority perfected security interest in the trust estate pursuant to the Lerner Trust Security Agreement.

     5.34 POST-CLOSING COVENANTS. (a) Within 10 days after the Effective Date, the Borrower shall cause Michael Lerner to deliver to the Agent to be held as Collateral pursuant to the Lerner Pledge Agreement, stock certificates representing capital stock of the Borrower with an aggregate fair market value such that, upon such delivery, the aggregate fair market value of the stock pledged pursuant to the Lerner Pledge Agreement shall not be less than $2,000,000.

          (b) The Borrower shall use its best efforts to deliver to Agent landlord waivers and collateral access agreements reasonably satisfactory in form and substance to the Agent with respect to the warehouses located in Londonderry, New Hampshire and Salem, New Hampshire; PROVIDED that, with respect to each such location, if any, for which the Borrower fails to deliver any such landlord waiver or collateral access agreement on or prior to the date that is 45 days after the Effective Date, the Borrowing Base shall be decreased by an amount equal to three months rent or storage charges for such location until the applicable landlord waiver or collateral access agreement is delivered to the Agent.


     SECTION 6. EVENTS OF DEFAULT; ACCELERATION.
                -------------------------------

     6.1 EVENTS OF DEFAULT. The following shall constitute events of default (individually, an "EVENT OF DEFAULT"):

          (a) default in the payment, when due or payable, of any Obligation for the payment of money (including failure by any of the Borrower to pay when due any amount on a Loan);

          (b) default in the performance or observance of or compliance with any of the provisions of Sections 2.5, 5.1 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11,
5.18, 5.20, 5.21, 5.22, 5.23, 5.24, 5.25, 5.28, 5.29, 5.30 and 5.31.

          (c) default in the performance or observance of or compliance with any other covenant or condition of this Agreement, any other Loan Document or any other Obligation not separately listed above or below in this Section and such default shall not have been remedied or waived within 10 Business Days after the earlier of (i) an officer of the Borrower or any of its Subsidiaries becoming aware of such default or (ii) receipt by the Borrower or one of its Subsidiaries of notice from the Agent or any Bank of such default;

          (d) the making by any of the Loan Parties or any endorser, guarantor or surety for any Obligation of any material misrepresentation to the Agent or any Bank contained in this Agreement, any other Loan Document or otherwise, whether or not for the purpose of obtaining credit or an extension of credit;

          (e) issuance of an injunction against any Loan Party or any endorser, guarantor or surety for any Obligation, or an attachment against any material amount of property of any Loan Party or any endorser, guarantor or surety for any Obligation which is not dismissed or bonded, to the satisfaction of the Agent, within fifteen (15) business days after issuance;

          (f) calling of a meeting of creditors, appointment of a committee of creditors or liquidating agents or offering of a composition or extension to creditors by, for or with the consent or acquiescence of any of the Loan Parties or any endorser, guarantor or surety for any Obligation;

          (g) Insolvency of any of the Loan Parties or any endorser, guarantor or surety for any Obligation;

          (h) the occurrence of any default (other than those set forth or referred to on SCHEDULE 3.6 hereto) under any agreement (other than any agreement relating solely to a trade payable incurred in the ordinary course of business), note or other instrument evidencing or relating to any obligation of any of the Loan Parties to any other person or entity for the payment of $500,000 or more in the aggregate or under any Seller Note, unless such default is the subject of a good faith dispute and the affected Loan Party, endorser or guarantor has established a reserve satisfactory to the Agent to fully cover any potential liability to the Loan Party, endorser or guarantor resulting from such alleged default, or the acceleration of or demand for payment under any agreement (other than any agreement relating solely to a trade payable incurred in the ordinary course of business), note or other instrument evidencing or relating to any obligation of any of the Loan Parties or any endorser, guarantor or surety for any Obligation to any other person or entity for the payment of $500,000 or more in the aggregate or under any Seller Note, unless such default is the subject of a good faith dispute and the affected Loan Party, endorser or guarantor has established a reserve satisfactory to the Agent to fully cover any potential liability to the Loan Party, endorser or guarantor resulting from such alleged default;

          (i) any money judgment or judgments aggregating in excess of $750,000 in any consecutive twelve month period are entered against any of the Loan Parties or any endorser, guarantor or surety for any Obligation, unless such judgment or judgments are fully covered by insurance from a company acceptable to the Agent which has acknowledged liability therefor or the Borrower and its Subsidiaries enter into one or more settlement agreements involving settlements within any 12 consecutive month period (other than settlements relating solely to trade payables in default on the Effective Date) in an aggregate amount in excess of $750,000.

          (j) the occurrence of any material adverse change in the prospects, condition or affairs (financial or otherwise) of any of the Loan Parties or any endorser, guarantor or surety for any Obligation which causes the Agent or Majority Banks to deem itself insecure;

          (k) termination, cancellation, revocation or rescission of any of the Loan Documents;

          (l) service upon the Agent or any Bank of a writ naming the Agent or such Bank as trustee for any of the Loan Parties;

          (m) attachment of any Lien securing any Indebtedness in excess of $500,000 not permitted hereunder upon property of any of the Loan Parties without the Agent's prior written consent which is not dismissed or bonded over by an insurance carrier or other surety acceptable to the Agent within thirty
(30) days of its attachment;

          (n) If Michael Lerner or two or more members of the Borrower's Senior Management should within a period of six (6) months (whether due to retirement, disability, death or otherwise) cease to hold the office, serve in the capacity to exercise the managerial or policy making responsibilities which he or they now hold, serve in or exercise with or on behalf of the

Borrower and are not replaced within forty-five (45) days of such event with a person or persons reasonably acceptable to the Majority Banks. For purposes hereof, Senior Management shall be deemed to consist of Michael Lerner, Michael Bernstein and Richard Caturano and their respective successors (whether direct or indirect);

               (o) any loss, theft, damage or destruction to or of any material part of the Collateral not fully covered by insurance (the existence of any standard deductible provision in such insurance coverage shall not mean that a loss is not "fully covered");

               (p) reclamation or repossession of, nor any action by a creditor to reclaim or repossess, any material part of the asset(s) of any of the Loan Parties; or

               (q) there shall occur and be continuing any Reportable Event which constitutes grounds for termination of or for appointment by a United States district court of a trustee to administer any Plan, and such Reportable Event shall continue for thirty (30) days; the PBGC shall institute proceedings to terminate or to appoint a trustee to administer any Plan, which proceeding shall continue undismissed for thirty (30) days; a United States district court shall appoint a trustee to administer any Plan; or any Plan shall be terminated in circumstances giving rise to liabilities having a material adverse effect on any of the Loan Parties' financial condition; or

               (r) the Agent shall not have or shall cease to have a valid, perfected security interest in any Collateral purported to be covered by any Loan Document for any reason other than the failure of the Agent to take any action within its control, subject only to Liens permitted under the applicable Loan Document; or

               (s) (i) any Person (other than Michael Lerner) or related group of Persons (including a "group" as such term is used in Section 13(d)(3) of the Exchange Act) owns or controls more than 25% of the common stock or 25% of the voting power of the Borrower entitled to vote for the election of members of the board of directors of the Borrower or (ii) Michael Lerner shall cease to beneficially own at least 30% of the common stock and 30% of the voting power of the Borrower entitled to vote for the election of members of the board of directors of the Borrower (assuming, for purposes of this subsection, that Michael Lerner beneficially owns the stock in the Lerner Trust) or (iii) a change shall occur in the Board of Directors of the Borrower so that a majority of the Board of Directors of the Borrower ceases to consist of the individuals who constituted the Board of Directors of the Borrower on the Effective Date (or individuals whose election or nomination for election was approved by a vote of at least 66-2/3% of the directors then in office who either were directors on the Effective Date or whose election or nomination for election was previously so approved).

     6.2 ACCELERATION; REMEDIES. If an Event of Default shall occur and be continuing, the Agent may, at its option, or upon the direction of the Majority Banks, shall, take any or all of the following actions, except in the case of a default under Section 6.1(f) in which instance (a), (b) and (c), below, shall occur automatically without requirement of any action by the Banks:

          (a) declare any or all of the Obligations to be immediately due and payable without further notice or demand, whereupon the same shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

          (b) limit, suspend or terminate the Borrower's right to borrow hereunder;

          (c) require the Borrower to deposit cash with the Agent in the Stated Amount of all Letters of Credit outstanding at the time of such Event of Default; and

          (d) exercise any rights and remedies under the Security Agreements, the other Loan Documents, at law or in equity.

          In the event any or all of the Obligations become due and payable as hereinabove set forth, the Borrower shall pay immediately to the Agent for the benefit of the Banks and the Issuing Banks all such Obligations owing or payable by it (the Borrower hereby acknowledging that it shall then have the obligation to pay to the Agent all such Obligations), failing which the Agent may exercise any rights and remedies under the Security Agreement, the other Loan Documents, at law or in equity and such payment to the Agent when made shall be deemed to have been made in discharge of such Obligations (to the extent of amounts received), and the Agent shall distribute such proceeds as provided herein.

     SECTION 7. SET OFF; PARTICIPATIONS; ADDITIONAL ASSURANCES.
                ----------------------------------------------

     7.1 SET OFF. Regardless of the adequacy of any Collateral, any deposits or other sums at any time credited by or due from the Agent or any Bank to any of the Loan Parties may, at any time after the occurrence and during the continuance of an Event of Default, be applied to or set off against any of the Obligations. Any and all instruments, documents, policies and certificates of insurance, securities, goods, accounts, choses in action, general intangibles, chattel papers, cash, property and all proceeds thereof owned by any of the Loan Parties or in which any of the Loan Parties has an interest, which now or hereafter are at any time in possession or control of any of the Banks or in transit by mail or carrier to or from any of the Banks without regard to whether the Banks received the same in pledge, for safekeeping, as agent for collection or transmission, or otherwise shall constitute additional security for the Obligations and may be applied at any time after occurrence of an event of default to any Obligations which are then owing. The Banks shall be entitled to presume in the absence of clear and specific written notice to the contrary provided by the applicable Loan Party to the Banks that any and all deposits maintained by any of the Loan Parties with the Banks are general accounts as to which no person or entity other than the applicable Loan Parties has any legal or equitable interest.

     7.2 RELIANCE BY PARTICIPANTS. The Borrower agrees that any bank or other financing institution which may consider investing or participating in the Loans (each such financing institution being referred to in this Section as a "PARTICIPANT") may rely upon all of the representations, warranties, covenants and other provisions of this Agreement, the Revolving Notes, the Term Notes, the other Loan Documents and the other agreements, instruments and documents referred to herein or contemplated hereby in making such investment or participation and agrees that its becoming a Participant in the Loans shall constitute an acceptance of such offer and shall make the Participant a creditor of the Borrower.

     7.3 SET OFF BY PARTICIPANTS. Any deposits or other sums which at any time may be credited to any of the Loan Parties by or due to them from any Participant may, at any time after the occurrence and during the continuance of an Event of Default, be applied to or set off by such Participant against the then outstanding indebtedness of the Loan Parties hereunder.

     7.4 FURTHER ASSURANCES REGARDING PROCEEDS. The Agent may require the Loan Parties to deliver to it immediately upon receipt of same, all checks, drafts, cash and other remittances in payment of any Inventory sold or in payment or on account of the Loan Parties' Accounts, contracts, contract rights, notes, bills, drafts, acceptances, general intangibles, choses in action and all other forms of obligations. Said proceeds shall be delivered to Bank in the same form received except for the endorsement of the Loan Parties where necessary to permit collection of items, which endorsement the Loan Parties agree to make. If the Agent so requires, the Loan Parties shall direct all account debtor remittances and payments to be made directly to a lockbox established by the Agent and shall enter into a lockbox arrangement with the Agent for the collection of such remittances and payments or in the alternative, to a designated remittance account established with the Agent or at another financial institution which has agreed to accept drafts drawn on it by the Agent under a written depository transfer agreement with the Agent, and to block the Loan Parties' accounts and waive its own rights as against such account. Any proceeds of Accounts or Inventory constituting Collateral received by the Loan Parties, whether in the form of cash, checks, notes or other instruments, shall be held in trust for the Agent for the benefit of the Banks and the Loan Parties shall deliver said proceeds immediately to the Agent, without commingling, in the identical form received (properly endorsed or assigned where required to enable the Agent to collect same). The order and method of such application shall be in the sole discretion of the Agent and any portion of such funds which the Agent elects not to so apply shall be paid over from time to time by the Agent to the Borrower.

     7.5 NOTIFICATION TO ACCOUNT DEBTORS. The Agent may at any time after an Event of Default notify account debtors that Collateral has been assigned to the Agent and that payments shall be made directly to the Agent. Upon request of the Agent at any time after occurrence of an Event of Default, the Loan Parties will so notify such account debtors and will indicate on all billings to such account debtors that their Accounts must be paid to the Agent. The Agent shall have full power to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of any of the Loan Parties.

     7.6 APPOINTMENT AS ATTORNEY-IN-FACT. The Borrower and each of its Subsidiaries hereby make, constitute and appoint any officer or agent of the Agent as their true and lawful attorney-in-fact, with power to endorse the name of the Borrower, and its Subsidiaries, or the Borrower's or any of its Subsidiaries' officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into possession of the Agent in full or part payment of any amounts owing to the Agent; to sign and endorse the name of the Borrower or any of its Subsidiaries, or any of the Borrower's or such Subsidiaries officers or agents, upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts, and any instrument or documents relating thereto or to the Borrower's or any of its Subsidiaries rights therein; to give written notice to such office and officials of the United States Post Office to effect such change or changes of address so that all mail addressed to the Borrower or any of its Subsidiaries, may be delivered directly to the Agent; granting upon Borrower's and such Subsidiaries' said attorney full power to do any and all things necessary to be done in and amount the premises as fully and effectually as the Borrower or any of its Subsidiaries might or could do, to be done by virtue hereof. Neither the Agent nor the attorney shall be liable for any acts or omissions nor for any error of judgment or mistake, except for their gross negligence or willful misconduct. This power of attorney shall be irrevocable for the term of this Agreement and all transactions hereunder and thereafter as long as the Borrower or any of its Subsidiaries may be indebted to the Banks or any Commitments are in effect.

     7.7 CONSIGNMENT. If any of the Loan Parties' Inventory is held by any customer on consignment, then the Loan Parties will protect their (and the Agent's) interest therein by filing financing statements against such customer and sending prior notification of the consignment to such customer's secured lenders (if any) and will furnish the Agent with copies of such filings and notices.

     7.8 ACCOUNTS FROM GOVERNMENTAL AUTHORITIES. If any of the Loan Parties' Accounts arise out of contracts with the United States or any department, agency, or instrumentality thereof, the applicable Loan Party will immediately notify the Agent thereof in writing and execute any instruments and take any steps required by the Agent in order that all monies due and to become due under such contracts shall be assigned to the Agent and notice thereof given to the Government under the Federal Assignment of Claims Act. If any of the Loan Parties' Accounts should be evidenced by promissory notes, trade acceptances, or other instruments for the payment of money, the Loan Parties will immediately deliver same to the Agent, appropriately endorsed to the Agent's order and, regardless of the form of such endorsement, the Loan Parties hereby waive presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

     7.9 RENTAL OF PREMISES TO THE AGENT. The Loan Parties hereby grant to the Agent for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owing from the Loan Parties to the Agent and the Banks are fully paid and discharged and all Commitments terminated, the right to use all premises or places of business which any of the Loan Parties presently has or may hereafter have and where any of the Collateral may be located, at a total rental for the entire period of $1.00. The Agent agrees not to exercise the rights granted in this paragraph unless and until they determine to exercise their rights against the Collateral herein.

     7.10 FURTHER ASSURANCES. The Loan Parties will, at their expense, upon request of the Agent promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or desirable or as the Agent may request in order to correct any defect, error or omission which may at any time be discovered or to more effectively carry out the intent and purpose of the Agreement and to establish, perfect and protect the Agent's security interest, rights and remedies created or intended to be created hereunder. Without limiting the generality of the above, the Loan Parties will join with the Agent in executing financing and continuation statements pursuant to the Uniform Commercial Code or other notices appropriate under applicable Federal or state law in form satisfactory to the Agent and filing the same in all public offices and jurisdictions wherever and whenever requested by the Agent.

     7.11 CERTAIN COVENANTS REGARDING INVENTORY. The Loan Parties shall perform any and all further steps reasonably requested by the Agent to perfect the Agent's security interest in Inventory, such as leasing warehouses to the Agent or its designee, placing and maintaining signs, appointing custodians, maintaining stock records and transferring Inventory to warehouses. A physical listing of all Inventory and Machinery and Equipment, wherever located, shall be delivered by the Borrower to the Agent at least annually and whenever reasonably requested by the Agent.

     7.12 GRANT OF LICENSE. The Loan Parties hereby grant to the Agent for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owed to the Agent and the Banks are fully paid and discharged and all Commitments terminated, a non-exclusive irrevocable royalty-free license in connection with the Agent's exercise of its rights hereunder, to use, apply or affix any trademark, servicemark, tradename, logo or the like and to use any patents, franchises, licenses, and goodwill in which the Loan Parties now or hereafter have rights, which license may be used by the Agent upon and after the occurrence of any one or more Events of Default, PROVIDED, HOWEVER, that such use by the Agent shall be suspended if such events of default are cured. This license shall be in addition to, and not in lieu of, the inclusion of all of the Loan Parties' trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses in the Collateral; in addition to the foregoing license, the Agent shall have full right to exercise any and all of its other rights regarding Collateral with respect to such trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses.

     SECTION 8. CONCERNING THE AGENT AND THE BANKS.
                ----------------------------------

     8.1 APPOINTMENT AND AUTHORIZATION. Each of the Banks hereby appoints GSCP to serve as Agent under this Agreement and irrevocably authorizes the Agent to take such action on such Bank's behalf under this Agreement and to exercise such powers and to perform such duties under this Agreement and the other documents and instruments executed and delivered in connection with the consummation of the transactions contemplated hereby as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

     8.2 AGENT AND AFFILIATES. GSCP shall also have the same rights and powers under this Agreement of a Bank and may exercise or refrain from exercising the same as though it were not the Agent, and GSCP and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Agent hereunder. Except as otherwise provided by the terms of this Agreement, nothing herein shall prohibit any Bank from accepting deposits from, lending money to or generally engaging in any kind of business with the Borrower or any Affiliate of the Borrower.

     8.3 FUTURE ADVANCES.
         ---------------

          (a) The Agent and the Banks shall settle all Loans, liabilities with respect to Letters of Credit, payments and other charges with respect to the Loans on each business day based upon the respective Commitment Percentages of the Banks with respect to such Loans, Letters of Credit, payments and other charges.

          (b) Anything in this Agreement to the contrary notwithstanding, the obligations to make Loans and other advances of credit under the terms of this Agreement shall be the several and not joint obligation of each of the Banks and any advances made by the Agent on behalf of any Bank are strictly for the administrative convenience of the parties and shall in no way diminish any Bank's liability to the Agent to repay the Agent for such Loans and advances. The Borrower acknowledges that the obligation of each of the Banks to make Revolving Loans and other advances of credit hereunder is a several obligation of each Bank, and that no Bank is required to advance monies on behalf of any other Bank hereunder.

     8.4 DELINQUENT BANK. Notwithstanding anything to the contrary contained in this Agreement, any Bank that fails to make available to the Agent its share of any Revolving Loan when and to the full extent required by the provisions of this Agreement shall be deemed delinquent (a "DELINQUENT BANK") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Banks for application to, and reduction of, their respective PRO RATA shares of all outstanding Revolving Loans. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the non-delinquent Banks in proportion to their respective PRO RATA shares of all outstanding Revolving Loans. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Revolving Loans of the non-delinquent Banks, the Banks' respective PRO RATA shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

     8.5  RATABLE SHARING.
          ---------------

          Each of the Banks and the Agent hereby agrees that if it should receive any amount (whether by voluntary payment, by the exercise of the right of set-off or banker's lien, by counterclaim or cross action, by the enforcement of any right hereunder under or otherwise) in respect of principal of, or interest on, the Loans or any fees which are to be shared among the Banks, which, as compared to the amounts theretofore received by the other Banks with respect to such principal, interest or fees, is in excess of such Bank's pro rata share of such principal, interest or fees as provided in this Agreement, such Bank shall share such excess, less the costs and expenses (including, reasonable attorneys' fees and disbursements) incurred by such Bank in connection with such realization, exercise, claim or action, PRO RATA with all other Banks in proportion to their respective interests therein, and such sharing shall be deemed a purchase (without recourse by such sharing party of participation interest in the Loans or such fees, as the case may be, owed to the recipients of such shared payments to the extent of such shared payments; PROVIDED, HOWEVER, that if all or any portion of such excess amount is thereafter recovered from such bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

     8.6  ACTION BY AGENT.
          ---------------

          (a) The obligations of the agent hereunder are only those expressly set forth herein. The Agent shall have no duty to exercise any right or power or remedy hereunder or under any other document or instrument executed and delivered in connection with or as contemplated by this Agreement or to take any affirmative action hereunder or thereunder.

          (b) The Agent shall keep all records of the Loans and payments hereunder, and shall give and receive notices and other communications to be given or received by the Agent hereunder on behalf of the Banks.

          (c) Upon the occurrence of an Event of Default the Agent may, and upon the direction of the Majority Banks pursuant to Section 6.2 the Agent shall, exercise the option of the Banks pursuant to Section 6.2 to declare all Loans and other Obligations immediately due and payable and may take such action as may appear necessary or desirable to collect the Obligations and enforce the rights and remedies of the Agent or the Banks.

     8.7 NOTIFICATION OF DEFAULTS AND EVENTS OF DEFAULT. Each Bank hereby agrees that, upon learning of the existence of an Event of Default or of an event or condition which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, pursuant to Section 5.13 or otherwise, it shall notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this Section 8.7, it shall notify the other Banks of the existence of such Event of Default or event or condition which, with the giving of notice of the passage of time, or both, would create an Event of Default.

     8.8 CONSULTATION WITH EXPERTS. The Agent shall be entitle to retain and consult with legal counsel, independent public accountants, appraisers, licensed site professionals, and other experts selected by it and shall not be liable to the Banks for any action taken, omitted to be taken or suffered in good faith by it in accordance with the advice of such counsel, accountants or experts. The Agent may employ agents and attorneys-in-fact and shall not be liable to the Banks for the default or misconduct of any such agents or attorneys, unless it was grossly negligent in the selection of such agents or attorneys-in-fact. However, if the Agent has gotten the consent of the Majority Banks before engaging such Agents or attorneys-in-fact, the Agent shall have no liability to the Banks with respect to the acts of such Agents or attorneys-in-fact.

     8.9 LIABILITY OF AGENT. The Agent shall exercise the same care to protect the interest of each Bank as it does to protect its own interest, so that so long as the Agent exercises such care it shall not be under any liability to any of the Banks, except for the Agent's gross negligence or willful misconduct with respect to anything it may do or refrain from doing. Subject to the immediately preceding sentence, neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith in its capacity as Agent. Without limiting the generality of the foregoing, but subject to the first sentence of this Section 8.9, neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (a) any statement, warranty or representation made in connection with this Agreement, any document, instrument or agreement ancillary or related hereto, or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of the Loan Parties; (c) the satisfaction of any condition specified in Sections 4.1 or 4.2, except receipt of items required to be delivered to the Agent; (d) the validity, effectiveness, enforceability or genuineness of this Agreement, the Revolving Notes, the Term Notes, any other Loan Document or any other document or instrument executed and delivered in connection with or as contemplated by this Agreement; (e) the existence, value, collectibility or adequacy of the Collateral or any part thereof or the validity, effectiveness, perfection or relative priority of the liens and security interests of the Banks (through the Agent) therein; or (f) the filing, recording, re-filing, continuing or rerecording of any financing statement or other document or instrument evidencing or relating to the security interests or liens of the banks (through the Agent) in the Collateral. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telecopy or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

     8.10 INDEMNIFICATION. Each Bank agrees to indemnify the Agent (to the extent the Agent is not reimbursed by the Borrower), ratably in accordance with its Commitment Percentage from and against any cost, expense (including attorneys' fees and disbursements), claim, demand, action, loss or lability which the Agent may suffer or incur in connection with this agreement in its capacity as Agent, or any action taken or omitted by the Agent hereunder, or the Agent's relationship with the Loan Parties hereunder, including, without limitation, the costs and expenses of defending itself against any claims or liability in connection with the exercise or performance of any of its powers and duties hereunder and of taking or refraining from taking any action hereunder, but excluding any costs, expenses or losses directly arising from the Agent's gross negligence or willful misconduct. No payment by any Bank under this Section shall in any way relieve the Loan Parties of their obligations under this Agreement with respect to the amounts so paid by any Bank, and the Banks shall be subrogated to the rights of the Agent, if any, in respect thereto.

     8.11 INDEPENDENT CREDIT DECISION. Each of the Banks represents and warrants to the Agent that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements referred to in Section 3.7 and such other documents and information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this agreement. Each of the Banks acknowledges that it has not relied upon any representation by the Agent and that the Agent shall not be responsible for any statements in omissions from any documents or information concerning the Borrower, this Agreement, the Revolving Notes, the Term Notes, any other Loan Document or any other document or instrument executed and delivered in connection with or as contemplated by this Agreement. Each of the Banks acknowledges that it will, independently and without reliance upon the Agent or other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make is own credit decisions in taking or not taking action under this Agreement.

     8.12 SUCCESSOR AGENT. GSCP, or any successor Agent, may resign as Agent at any time by giving written notice thereof to the Banks and to the Borrower. Upon any such resignation, the Banks shall have the right to appoint a successor Agent, which successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Banks, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank (or Affiliate thereof) or savings and loan association organized under the laws of the United States of America or any State thereof or under the laws of another country which is doing business in the United States of America or any state thereof and having a combined capital, surplus and undivided profits of at least $100,000,000 and shall be reasonably acceptable to the Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all further duties and obligations under this Agreement. After any retiring Agent's resignation as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     8.13 ASSIGNMENTS. With the prior written consent of the Agent, each of the Banks shall have the right to sell or transfer all or any portion of its interest in the Loans and the Commitments (i) to any commercial bank, savings bank or savings and loan association organized under the law of the United States of America or any state thereof, or under the laws of any country which is doing business in the United States of America and which has a combined capital, surplus and undivided profits of at least $100,000,000 or (ii) any other entity that is an "accredited investor" (as defined in Regulation D under the Securities Exchange Act of 1934, as amended, in which case any such transferee shall become a "Bank" hereunder. No Bank shall at any time hold less than a Commitment Percentage in the Loans and the Revolving Loan Commitments which is the equivalent of Five Million ($5,000,000) Dollars. In addition, with the prior written consent of the Agent, each of the Banks shall have the right to sell participations to any Person in, all or any part of its Commitments (together with its Letter of Credit or participations therein made or arising pursuant to its Revolving Loan Commitments) or any Loan or Loans made by it or any other interest herein or in any other Obligations owed to it. The Agent may charge the assignor any such transferor an administrative fee of $3,000 for processing of each such transfer. On request of the Borrower, from time to time the Agent will certify to the Borrower the Banks which hold interests in the Obligations and their respective Commitment Percentages. If any such assignment occurs after the issuance of the Notes hereunder, the assigning Bank shall surrender its applicable Notes and, upon such surrender, new Notes shall be issued to the assignee and, if applicable, to the assigning Bank, substantially in the form of EXHIBIT I, or EXHIBIT II annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding Term Loans of the assignee and the assigning Bank.

     SECTION 9. GENERAL.
                -------

     9.1 LIMITATION OF OBLIGATIONS OF SAFETY EUROPE. Notwithstanding anything to the contrary contained in any Loan Document (including without limitation the Safety Europe Guaranty), the liability of Safety Europe for the Obligations shall be limited as provided in the Debenture.

     9.2 WRITTEN NOTICES. Any notice, unless otherwise specified may be given orally or in writing. Any notices, expressly required by this Agreement to be in writing, to any party hereto shall be deemed to have been given when delivered by hand, or sent by telecopy, on the next succeeding Business Day when delivered to any overnight delivery service, freight pre-paid or 3 Business Days after deposit in the United States mails, postage prepaid, and addressed to such party at the notice address set forth on the applicable signature page hereof or at any other address specified in writing to the Agent or, with respect to the Agent's notice address, the Borrower.

     9.3 NO WAIVERS. No failure or delay by the Agent or the Banks in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

     9.4 FURTHER ASSURANCES. (a) The Loan Parties shall do, make, execute and deliver all such additional and further acts, things, assurances, and instruments as the Agent or the Banks may reasonably require more completely to vest in and assure to the Agent and the Banks their respective rights hereunder and under the other Loan Documents, and to carry into effect the provisions and intent of this Agreement and the other Loan Documents.

          (b) In the event that any Person becomes a Subsidiary after the date hereof, (it being understood that this Section 9.4(b) is not and shall not be deemed to be, a consent to the creation or acquisition of any such Subsidiary, the Borrower will promptly notify the Agent of that fact and cause such Subsidiary to execute and deliver to the Agent a counterpart of the Subsidiary Guaranty, the Security Agreement and the Trademark Security Agreement, and to take all such further actions and execute all such further documents and instruments as may be required to grant and perfect in favor of the Agent, for the benefit of the Banks, a first-priority security interest in all of the personal property assets of such Subsidiary described therein. The Borrower shall deliver to the Agent, together with such Loan Documents, all charter documents, legal opinions and other documents that the Agent may request. In the event that the Borrower or any of its Subsidiaries creates a new Subsidiary, all of the capital stock or partnership interests of such new domestic Subsidiary shall be duly and validly pledged to the Agent for the benefit of the Agent and the Banks pursuant to the Loan Documents, subject to no other Liens.

     9.5  APPLICABLE LAW.
          --------------

          THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED

AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

     9.6 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE BORROWER OR ANY OF ITS SUBSIDIARIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE BORROWER, FOR ITSELF AND ITS SUBSIDIARIES AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

          (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

          (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

          (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH
     SECTION 9.2;

          (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE BORROWER AND ITS SUBSIDIARIES IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

          (V) AGREES THAT BANKS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE BORROWER AND ITS SUBSIDIARIES IN THE COURTS OF ANY OTHER APPLICABLE JURISDICTION; AND

          (VI) AGREES THAT THE PROVISIONS OF THIS SECTION 9.6 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

     9.7  EXPENSES, TAXES AND INDEMNIFICATION.
          -----------------------------------

          (a) Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (i) all the actual and reasonable costs and expenses of the Agent of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all reasonable costs (A) of furnishing all opinions by counsel for the Loan Parties (including any opinions reasonably requested by the Banks as to any legal matters arising hereunder) and (B) of the Loan Parties' performance of and compliance with all agreements and conditions on their part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to the Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Loan Party; (iv) all the actual and reasonable costs and reasonable expenses of creating and perfecting liens in favor of the Agent on behalf of the Banks pursuant to any Loan Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to the Agent and of counsel providing any opinions that the Agent may reasonably request, in accordance with the terms hereof, in respect of the Loan Documents or the liens created pursuant thereto; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants, appraisers or other consultants, advisors and agents employed or retained by the Agent or its counsel) of obtaining and reviewing any audits or reports provided for hereunder with respect to Inventory and Accounts Receivable of the Loan Parties; (vi) the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by the Agent in connection with the syndication of the Commitments; and (viii) after the occurrence and during the continuance of an Event of Default, all reasonable costs and expenses, including reasonable attorneys' fees and costs of settlement, incurred by the Agent and Banks in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of any guaranty of the Obligations) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "workout" or pursuant to any insolvency or bankruptcy proceedings.

          (b) In addition to the payment of expenses pursuant to Section 9.7(a), whether or not the transactions contemplated hereby shall be consummated, the Borrower, agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless the Agent and the Banks and the officers, directors, employees, agents and affiliates of the Agent and the Banks (collectively called the "INDEMNITEES"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that the Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

     As used herein, "INDEMNIFIED LIABILITIES" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and environmental laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Banks' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of any guaranty of the obligations)), or (ii) any environmental claim relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any of their respective Subsidiaries.

     To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.7(b) may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

     9.8  AMENDMENTS, WAIVERS, ETC.
          ------------------------

          (a) Except as otherwise expressly provided in this Agreement (including without limitation in Section 9.8(b) hereof) or any of the other Loan
Documents: (i) each of the Loan Documents may be modified, amended or supplemented in any respect whatever only with the prior written consent or approval of the Majority Banks and the Borrower; and (ii) the performance or observance by the Loan Parties of any of its covenants, agreements or obligations under any of the Loan Documents may be waived only with the written consent of the Majority Banks; PROVIDED, HOWEVER, that the following changes shall require the written consent, agreement or approval of all of the Banks:
(1) any change in the amount or the due date of any of the Obligations; (2) any change in the interest rates prescribed in any of the Revolving Notes or the Term Notes; (3) any change in the Revolving Loan Commitment or Commitment Percentage of any of the Banks; (4) any release of all or substantially all of the Collateral; (5) any change in the definition of Majority Banks; and (6) any change in the terms of this Section 9.8. Neither Section 8 or any other provisions of this Agreement affecting the rights or obligations of the Agent shall be amended or modified without the prior written consent of the Agent.

          (b) Notwithstanding anything to the contrary contained in Section 9.8(a), the Agent may, with the prior written consent of each Lender but without the prior written consent of the Borrower, amend, supplement or otherwise modify the Loan Documents in order to subordinate in right of payment certain Obligations to other Obligations and to establish different lien priorities with respect to different Obligations; PROVIDED that no such amendment, supplement or modification shall affect the rights or obligations of the Loan Parties under the Loan Documents.

     9.9 BINDING EFFECT OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Banks and their respective successors and assigns. Each Bank may sell, assign or otherwise transfer all or any portion of its right, title and interest in, and its obligation under, this Agreement and the Loans made and to be made hereunder, or grant participations in its right, title and interest herein and therein, provided that any such assignee or transferee must be reasonably satisfactory to the Agent. No Loan Party may assign or transfer their rights or obligations hereunder.

     9.10 OTHER TRANSACTIONS AMONG BANKS AND LOAN PARTIES. The Banks and Loan Parties, or any of them, may be parties to other transactions not arising under this Loan Agreement (the "OUTSIDE OBLIGATIONS"). The Banks and Loan Parties agree and acknowledge that any Outside Obligations shall be secured by the Collateral, but that the Obligations of the Borrower to the Banks under this Loan Agreement shall constitute a first priority claim against the Collateral (except for purchase money security interests to the extent permitted hereunder). Any Outside Obligations shall constitute a second priority claim against the Collateral, which interest in the Collateral shall be shared by the Banks which are parties to such Outside Obligations on a pari passu basis, based upon the relative amount of the respective Outside Obligations to each of the Banks as a percentage of the total Outside Obligations.

     9.11 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, warranties, whether oral or written, by any officer, employee or representative of any party hereto.

     9.12 WAIVER OF A JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY JURISDICTION AND IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE OBLIGATIONS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, OR ANY CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN OR AMONG ANY OF THE BORROWER AND THE AGENT AND THE BANKS. THIS WAIVER OF JURY TRIAL SHALL BE EFFECTIVE FOR EACH AND EVERY DOCUMENT EXECUTED BY THE BORROWER OR THE AGENT OR ANY BANK AND DELIVERED TO THE AGENT OR THE BORROWER, AS THE CASE MAY BE, WHETHER OR NOT SUCH DOCUMENT SHALL CONTAIN A WAIVER OF JURY TRIAL. THE BORROWER FURTHER ACKNOWLEDGE THAT ALL DOCUMENTS DELIVERED BY THE AGENT OR ANY BANK OR THE BORROWER ARE SUBJECT TO THIS WAIVER OF JURY TRIAL AS TO ANY ACTION THAT MAY BE BROUGHT AS TO ANY OF SUCH DOCUMENTS, INSTRUMENTS OR LETTERS TO THE LIKE. THE BORROWER FURTHER CONFIRMS THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

     9.13 CAPTIONS. The captions for the sections of this Agreement are for ease of reference only and are not an integral part of this Agreement.

     9.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

     9.15 SEVERABILITY. The provisions of this Agreement are severable, and if any of those provisions shall be held by any court of competent jurisdiction to be unenforceable, such holdings shall not affect or impair any other provision hereof.

                  [Remainder of page intentionally left blank.]

     WITNESS the execution hereof under seal on the day and year first above written.

                                       SAFETY 1ST, INC.



                                       By:
                                          ---------------------------------
                                          Title:

                                       Notice Address:

                                       Safety 1st, Inc.
                                       210 Boylston Street
                                       Chestnut Hill, MA 02167
                                       Attention: Michael Lerner

                                       with a copy to:

                                       Curt R. Feuer, Esq.
                                       Kassler & Feuer, P.C.
                                       101 Arch Street
                                       Boston, MA 02110


                                       GOLDMAN SACHS CREDIT PARTNERS L.P.,
                                       individually and as Agent



                                       -------------------------------------
                                             Authorized Signatory

                                       Notice Address:

                                       Goldman Sachs Credit Partners L.P.
                                       85 Broad Street
                                       New York, New York 10004
                                       Attention: Ed Mule and Doug Hitchner